Exhibit 99.2

Basis of presentation

As used in this document:

•	“FCC” refers to the U.S. Federal Communications Commission, the communications regulatory authority in the United States.

•	“Industry Canada” refers to the Canadian Federal Department of Industry, the communications regulatory authority in Canada, or any successor thereto.

•	“MSS” refers to mobile satellite services.

•	“BCE” refers to BCE Inc., a Canadian corporation. BCE owns 100% of TMI Communications. BCE also owns approximately 5.1 million shares of outstanding common stock of TerreStar, which interest will be exchanged for approximately 9.0 million shares of Motient common stock once Motient files a registration statement relating to the resale of such shares.

•	“TMI Communications” refers to TMI Communications and Company, Limited Partnership, a wholly-owned subsidiary of BCE and a Québec partnership.

•	“Our spectrum” and similar terms refer to the spectrum that has been authorized by Industry Canada and reserved by the FCC for use by TMI Communications. TMI Communications is contractually obligated, subject to receipt of applicable regulatory approvals, to assign its Industry Canada approval in principle to TerreStar Canada and FCC authorization to TerreStar or, in each case, to an eligible entity that TerreStar designates.

•	“TerreStar Canada Holdings” refers to TerreStar Networks Holdings (Canada) Inc., a Canadian corporation. As of January 29, 2006, 66 2/3% of TerreStar Canada Holdings is owned by TMI Communications, and TerreStar owns the remaining 33 1/3%.

•	“TerreStar Canada” refers to TerreStar Networks (Canada) Inc., a Canadian corporation. As of January 29, 2006, 80% of TerreStar Canada is owned by TerreStar Canada Holdings, and TerreStar owns the remaining 20%.

•	“Transfer Agreements” refers to a series of agreements, including a master agreement, that we have negotiated and, subject to receipt of applicable regulatory approvals, committed to enter into with TMI Communications, TerreStar Canada Holdings, TerreStar Canada and certain other related parties intended (1) to effectuate the transfer of the Industry Canada authorization to TerreStar Canada or an eligible entity that TerreStar designates, (2) to effectuate the transfer of the FCC authorization to TerreStar or an eligible entity that TerreStar designates, (3) to transfer TerreStar’s satellite in development, TerreStar-1, from TerreStar to TerreStar Canada and (4) to otherwise provide a framework for the operation of the TerreStar Canada joint venture. TerreStar’s interests in TerreStar Canada Holdings and TerreStar Canada reflect the maximum ownership levels currently permitted by applicable Canadian telecommunications foreign ownership restrictions. Certain of the Transfer Agreements are subject to approval by Industry Canada and the FCC and are described more fully in “Business—Our relationship with TMI Communications and TerreStar Canada.”

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Certain information in this document is presented on a pro forma basis, assuming that the transactions contemplated by the Transfer Agreements have been effected. In particular, except where the context otherwise requires or as otherwise indicated, references to “our spectrum” and similar terms, references to TerreStar Canada, references to our rights with respect to the spectrum and references to any regulatory approvals we have obtained from Industry Canada or the FCC assume that the transactions contemplated by the Transfer Agreements have been effected following approval by Industry Canada and the FCC.

•	Financial information has not been presented on a pro forma basis to include the effect of the Transfer Agreements. TerreStar is assessing whether to consolidate TerreStar Canada’s results of operations and balance sheet into its financial statements after the transactions contemplated by the Transfer Agreements take effect.

•	”TerreStar” refers only to TerreStar Networks Inc. and does not refer to any future subsidiary thereof.

•	The terms “we,” “our” and “us” refer to TerreStar, any future subsidiary of TerreStar and TerreStar Canada, except where the context otherwise requires or as otherwise indicated.

•	“Motient” refers to Motient Corporation, which, through MVH, is TerreStar’s majority stockholder.

•	“MVH” refers to Motient Ventures Holding Inc., an indirect wholly-owned subsidiary of Motient.

•	“SkyTerra” refers to SkyTerra Communications, Inc., which is controlled by affiliates of Apollo Advisors, L.P.

Industry Canada or the FCC may disapprove of the Transfer Agreements subject to their respective approval in part or in whole, or may impose conditions on approval of the relevant transactions requiring us to alter their terms. Please see “Risk factors—Regulatory risks” for a more complete discussion of the risks to our business plan relating to these agencies’ regulatory authority. If the relevant Transfer Agreements are not approved by Industry Canada, TerreStar may need to enter into arrangements with another Canadian owned and controlled entity so that TMI Communications’ Industry Canada approval in principle can be assigned to, and TerreStar-1 can be transferred to, an entity that satisfies Canada’s telecommunications foreign ownership rules. In such an event, we expect that regulatory restrictions described in this document as applicable to TerreStar Canada would apply to any such entity to which the Industry Canada approval in principle may be assigned.

Unless otherwise indicated, all references to “dollars” or “$” are to U.S. dollars.

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Risk factors

Any of the following risks, as well as other risks and uncertainties, could adversely affect our business, financial condition, operating results and prospects and financial results. The risks below are not the only ones we face. Additional risks not currently known to TerreStar, or that TerreStar currently deems immaterial also may impair our business. If any of the events described in the risk factors below occurs, our business, financial condition, operating results and prospects could be materially adversely affected.

Risks related to our business

We are a development stage company with no operating revenues.

We are a development stage company and have never generated any revenues from operations. We do not expect to generate significant revenues prior to 2009, if at all. If we obtain sufficient financing and successfully develop and construct our network, our ability to transition to an operating company will depend on, among other things: successful execution of our business plan; market acceptance of the services we intend to offer; and attracting, training and motivating highly skilled satellite and network operations personnel, a sales force and customer service personnel. We may not be able to successfully complete the transition to an operating company or generate sufficient cash from operations to cover our expenses. If we do not become profitable, we will have difficulty obtaining funds to continue our operations and may have insufficient cash to repay our obligations.

We need substantial further financing to develop and construct our network.

We expect to require significant funding to finance the execution of our business strategy, including funds for the construction and launch of our satellites and for our ancillary terrestrial network buildout.

As of December 31, 2006, we had aggregate contractual payment obligations of approximately $349.8 million, consisting of (1) approximately $218.0 million under our satellite construction agreement with Space Systems/Loral, Inc., or Loral, for our satellites, or TerreStar-1 and TerreStar-2, (2) approximately $103.1 million under our launch contract with Arianespace, (3) approximately $23.3 million under our ground-based beam forming earth station, or GBBF earth station construction contract with Hughes Network systems, LLC, or Hughes, and (4) approximately $5.4 million under the leases for our facilities in Reston, Virginia and Richardson Park, Texas. Of this aggregate amount, approximately $262.5 million is due in 2007.

In January 2007, we entered into an agreement with Loral for satellite network integration services under which we incurred an additional obligation of $22.5 million. Of this amount, $2.3 million was paid in 2006 and $6.0 million is due in 2007.

In addition, in 2007, we expect to incur additional capital expenditures of $40.0 million to $50.0 million for launch insurance for TerreStar-1 and approximately $170.0 million to $220.0 million for the development of our satellite ground operation and integration, universal chipset™

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architecture and related devices and other ATC-related capital expenditures. We also expect to enter into site-hosting agreements for the locations of our GBBF earth stations in Las Vegas, Nevada and Allan Park, Ontario, Canada.

We will need to seek financing to meet our funding requirements but we cannot assure you that we will obtain such financing on favorable terms or at all.

Commencing in 2008, we expect to make substantial capital expenditures, primarily for the terrestrial component buildout of our network. We anticipate focusing the buildout of the terrestrial component of our network initially in several key markets, with further expansion based on customer requirements. We estimate that the cost to establish terrestrial coverage could require, on average, between $40.0 million and $60.0 million per market. We will also require funds for working capital, business software development, interest on borrowings, financing costs and operating expenses until some time after the commencement of commercial operations.

The cost of building and deploying our network could exceed our estimates. For example, our cost to build, launch and insure TerreStar-2 and the associated GBBF earth stations could be substantially greater than those relating to TerreStar-1, particularly if we modify TerreStar-2. Furthermore, the costs for the buildout of the terrestrial component of our network could be greater, perhaps significantly, than our current estimates due to changing costs of supplies, market conditions and other factors over which we have no control. The rate at which we build out the terrestrial component of our network will also depend on customer requirements.

If we require more funding than we currently anticipate, or we cannot meet our financing needs, our ability to operate our business, our financial condition and our results of operation could be adversely affected.

We may not obtain the financing needed to develop and construct our network and meet our funding obligations.

We expect to require substantial funds to finance the execution of our business strategy. In addition, subject to certain conditions and so long as the provision of such funding does not conflict with applicable Canadian regulatory requirements, TerreStar will be obligated to fund any operating cash shortfalls of TerreStar Canada upon the request of TerreStar Canada. Please see “Business—Our relationship with TMI Communications and TerreStar Canada—TerreStar Canada Shareholders’ Agreement” for more information. If we are required to provide such funds to TerreStar Canada, we will need to reallocate existing, or raise additional, funds. We plan to seek to raise funds in the future through various means, including by selling debt and equity securities, by obtaining loans or other credit lines, through vendor financing or strategic relationships. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of alternatives, our success in securing significant customers for our network, the prevailing conditions in the financial markets and the restrictions contained in any future indebtedness. In addition, our ability to attract funding is based in part on the value ascribed to our spectrum. Valuations of spectrum in other frequency bands have historically been volatile, and we cannot predict at what amount a future source of funding may be willing to value our spectrum and other assets. The FCC and/or Industry Canada could allocate additional spectrum, through auction, lease or other means, that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. The FCC and Industry Canada may take other action to promote the availability or more flexible use of existing satellite or terrestrial spectrum allocations. The acquisition by our competitors of rights to use additional spectrum could have a material adverse effect on the value of our spectrum authorizations, which, in turn, could adversely affect our ability to obtain necessary financing. See “Business—Our spectrum.” We may not be able to obtain financing when needed, on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then any of the following could occur:

•	construction and launch of our satellites, or other events necessary to conduct our business could be materially delayed, or the associated costs could materially increase;

•	we could default on our commitments under our satellite construction agreement or our launch agreement, or to creditors or third parties, leading to the termination of such agreements; and

•	we may not be able to deploy our network as planned, and may have to discontinue operations or seek a purchaser for our business or assets.

Any of these factors could cause us to miss required performance milestones under our FCC authorization or Industry Canada approval in principle and could result in our loss of those authorizations. See “—Regulatory risks.”

We may seek debt or equity financing from Motient to satisfy our funding obligations. Because we are not a wholly-owned subsidiary of Motient, Motient’s economic interests are not completely aligned with ours. In addition, if Motient experiences a change of control, it may be controlled by persons not willing to provide financing to us. Furthermore, even if it is willing, it may not have sufficient liquidity to provide financing. Neither BCE, the parent of TMI Communications, nor TMI Communications, the majority shareholder of TerreStar Canada Holdings, will be obligated to provide funding to TerreStar, TerreStar Canada Holdings or TerreStar Canada.

If we are successful in raising additional financing, we anticipate that a significant portion of future financing will consist of debt securities. We may become highly leveraged. If additional funds are raised through the incurrence of indebtedness, we may incur significant interest charges, and we will become subject to additional restrictions and covenants that could further limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities.

Our business is subject to a high degree of government regulation.

The communications industry is highly regulated by governmental entities and regulatory authorities, including the FCC and Industry Canada. Our business is completely dependent upon obtaining and maintaining regulatory authorizations to operate our planned integrated satellite and terrestrial network. For example, the FCC and/or Industry Canada could refuse to approve, or impose material conditions on, the relevant Transfer Agreements. In addition, we could fail to obtain authorization to operate an ATC network, for which we have not yet applied. Failure to obtain or maintain necessary governmental approvals would impair our ability to implement our planned network and would have a material adverse effect on our financial condition. Additional important risks relating to our regulatory framework are listed below under “—Regulatory risks.”

Our network will depend on the development and integration of complex and untested technologies.

We must integrate a number of sophisticated satellite, terrestrial and wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before we can offer our planned network. These include, but are not limited to:

•	satellites that have significantly larger antennas and are substantially more powerful than any satellites currently in use;

•	use of dynamic spot-beam technology to allocate signal strength among different geographic areas, including the ability to concentrate signal strength in specific geographic locations;

•	development of universal chipset™ architecture that is capable of being deployed into a wide range of mobile devices;

•	development of chipsets for mobile handsets and other devices that are capable of receiving satellite and ground-based signals;

•	development of integrated satellite and terrestrial-capable mobile handsets with attractive performance, functionality and price; and

•	development of ground infrastructure hardware and software capable of supporting our communication system and the demands of our customers.

As a result, unanticipated technological problems or delays relating to the development and use of our technology may prove difficult, time consuming, expensive or impossible to solve. Any of these may result in delays in implementing, or even make inoperable, our infrastructure and would adversely affect our financial condition.

Our success will depend on market acceptance of new and unproven technology, which may never occur.

Other than satellite radio, we are not aware of any integrated satellite and terrestrial wireless network in commercial operation. As a result, our proposed market is new and untested and, we cannot predict with certainty the potential demand for the services we plan to offer or the extent to which we will meet that demand. There may not be sufficient demand in general for the services we plan to offer, or in particular geographic markets, for particular types of services or during particular time periods, to enable us to generate positive cash flow, and our cost structure may not permit us to meet our obligations. Among other things, end user acceptance of our network and services will depend upon:

•	our ability to provide integrated wireless services that meet market demand;

•	our ability to provide attractive service offerings to our anticipated customers;

•	the cost and availability of handsets and other user equipment that are similar in size, weight and cost to existing standard wireless devices, but incorporate the new technology required to operate on our planned network;

•	federal, state, provincial, local and international regulations affecting the operation of satellite networks and wireless systems;

•	the effectiveness of our competitors in developing and offering new or alternative technologies;

•	the price of our planned service offerings; and

•	general and local economic conditions.

We cannot successfully implement our business plan if we cannot gain market acceptance for our planned products and services. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services. In addition, demand patterns shift over time, and user preferences may not favor the services we plan to offer. Any material miscalculation with respect to our service offerings or operating strategy will adversely affect our ability to operate our business, our financial condition and our results of operations.

We may be unable to achieve our business and financial objectives because the communications industry is highly competitive.

The global communications industry is highly competitive and characterized by rapid change. In seeking market acceptance for our network, we will encounter competition in many forms, including:

•	existing satellite services from other operators;

•	conventional and emerging terrestrial wireless services;

•	traditional wireline voice and high-speed data offerings;

•	terrestrial land-mobile and fixed services; and

•	next-generation integrated services that may be offered in the future by other networks operating in the 2 GHz MSS S-band or the L-band.

Participants in the communications industry include major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we have and which provide a wider range of services than we will provide. There currently are several other satellite companies that provide or are planning to provide services similar to ours. In addition to facing competition from our satellite-based competitors, we are subject to competition from terrestrial voice and data service providers in several markets and with respect to certain services, particularly from those that are expanding into rural and remote areas and providing the same general types of services and products that we intend to provide. Land-based telecommunications service capabilities have been expanded into underserved areas more quickly than we anticipated, which could result in less demand for our services than we anticipated in formulating our business plan. These ground-based communications companies may have certain advantages over us because of the general perception among consumers that wireless voice communication products and services are cheaper and more convenient than satellite-based ones. Furthermore, we may also face competition from new competitors or emerging technologies with which we may be unable to compete effectively.

With many companies targeting many of the same clients, if any of our competitors succeeds in offering services that compete with ours before we do, or develops a network that is, or that is perceived to be, superior to ours, then we may not be able to execute our business plan, which would materially adversely affect our business, financial condition and results of operations.

Our system may not function as intended, and we will not know whether it will function as intended until we have deployed a substantial portion of our network. Hardware or software errors in space or on the ground may limit or delay our service, and therefore reduce anticipated revenues and the viability of our services. There could also be delays in the planned development, integration and operation of the components of our network. The strength of the signal from our satellite could cause ground-based interference or other unintended effects. If the technological integration of our network is not completed in a timely and effective manner, our business will be harmed.

In our network, we will seek to develop and deploy network management techniques to automatically transition between satellite mode and terrestrial mode. We intend to develop such techniques primarily by adapting existing techniques used in PCS/cellular systems and digital/

analog systems. However, such techniques have not been deployed before in an integrated satellite/terrestrial system, and we may not be successful in developing such techniques or deploying them in our network in a cost effective or timely manner, or at all. If we are not able to develop or deploy such techniques, mobile devices used on our network may not be able to automatically transition between satellite and terrestrial modes, which may make our network less attractive to potential customers and end users, which would have a material adverse effect on our financial condition.

Our satellites are subject to construction, delivery and launch delays.

We depend on third parties, such as Loral and Arianespace, to build and launch our satellites. The assembly of such satellites is technically complex and subject to construction and delivery delays that could result from a variety of causes, including the failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellites. Delivery of our satellites may not be timely, which could adversely affect our ability to meet our FCC and Industry Canada-required construction and launch milestones and the planned introduction of our network.

In 2005, Loral commenced construction of Terrestar-1, which is scheduled to be launched in November 2007. Our remaining FCC and Industry Canada milestones require the launch of Terrestar-1 in November 2007 and that our network be operational in November 2008.

If we fail to meet any of our milestones, we will have to request waivers or extensions of our milestones from the FCC and Industry Canada. There can be no assurance that any such requests, would be granted.

During any period of delay in construction, delivery or launch of our satellites, we would continue to have significant cash requirements that could materially increase the aggregate amount of funding we need. We may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. Delays could also make it more difficult for us to secure customers and could force us to reschedule our anticipated satellite launch dates.

In November 2006, we signed a contract with Arianespace which entitles us to a launch for TerreStar-1 that will meet our FCC and Industry Canada milestones and also mitigates possible impacts from delays. If delays in satellite delivery require a later launch date, the contract provides for an extended window for committed launch through July 2008. If we are not ready to launch TerreStar-1 within our extended launch window, however, another launch slot may not be available within the time period required to meet the relevant milestones.

Our satellites could be damaged or destroyed during launch or deployment or could fail to achieve their designated orbital location.

Our satellite launches and deployments may not be successful. A percentage of satellites never become operational because of launch failures, satellite destruction or damage during launch or improper orbital placement, among other factors. Launch failure rates vary depending on the chosen launch vehicle and contractor. Even launch vehicles with good track records experience some launch failures, and these vehicles may experience launch failures when launching our satellites despite their track records. Even if successfully launched into orbit, a satellite may use more fuel than planned to enter into its orbital location, which could reduce the overall useful life of the satellite, or may never enter or remain in its designated orbital location, which could render it inoperable. Deployment and use of the antennas on our satellites are subject to additional risks because our antennas will be larger than those currently on most commercial satellites. If one or more of the launches or deployments fail, we will suffer significant delays that will damage our business, cause us to incur significant additional costs, and adversely affect our ability to generate revenues.

Satellites have a limited useful life and premature failure of our satellites could damage our business.

During and after their launch, all satellites are subject to equipment failures, malfunctions (which are commonly referred to as anomalies) and other problems. A number of factors could decrease the expected useful lives or the utility of our satellites, including:

•	defects in construction;

•	radiation induced failure of satellite parts;

•	faster than expected degradation of solar panels;

•	malfunction of component parts;

•	loss of fuel on board;

•	higher than anticipated use of fuel to maintain the satellite’s orbital location;

•	higher than anticipated use of fuel during orbit raising following launch;

•	random failure of satellite components not protected by back-up units;

•	inability to control the positioning of the satellite;

•	electromagnetic storms, solar and other astronomical events, including solar radiation and flares; and

•	collisions with other objects in space, including meteors and decommissioned spacecraft in uncontrolled orbits that pass through the geostationary belt at various points.

We may experience failures, anomalies and other problems, whether of the types described above or arising from the failure of other systems or components, despite extensive precautionary measures taken to determine and eliminate the cause of anomalies in our satellites and provide redundancy for many critical components in our satellites. The interruption of our business caused by the loss or premature degradation of a satellite would continue until we either extended service to end users on another satellite or built and launched additional satellites. If any of our satellites were to malfunction or to fail prematurely, it could affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service, harm our reputation, cause our insurance costs to increase and adversely affect our business and our financial condition.

Damage to, or caused by, our satellites may not be fully covered by insurance.

We intend to purchase launch and in-orbit insurance policies for our satellites. The price, terms and availability of insurance can fluctuate significantly due to various factors, including satellite failures and general market conditions. If certain material adverse changes in market conditions for in-orbit insurance were to make it commercially unreasonable for us to maintain in-orbit insurance, we may forego such insurance. Other adverse changes in insurance market conditions may substantially increase the premiums we will have to pay for insurance or may preclude us from fully insuring our loss. If the launch of our satellite is a total or partial failure, or our satellite is damaged in orbit, our insurance may not fully cover our losses and these failures may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. We may not be able to obtain additional financing to construct, launch and insure a replacement satellite or such financing may not be available on terms favorable to us. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions that would limit our coverage. These exclusions typically relate to losses resulting from acts of war, insurrection or military action and government confiscation, as well as lasers, directed energy beams, nuclear and anti-satellite devices and radioactive contamination. Any uninsured losses could have a material adverse effect on us.

We do not expect to buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Furthermore, we expect to maintain third-party liability insurance. Such insurance may not be adequate or available to cover all third-party damages that may be caused by our satellites, and we may not be able to obtain or renew our third-party liability insurance on reasonable terms and conditions, or at all.

We will depend on a limited number of suppliers and service providers to design, construct and maintain our network.

We will rely on contracts with third parties to design and build our satellites, as well as the terrestrial components of our network. These include the integrated MSS and ATC systems, technology for communications between the satellite and terrestrial equipment, and the development of small, integrated MSS/ATC handsets and other devices utilizing our universal chipset™ architecture that will meet FCC and Industry Canada requirements, none of which exists today. We also intend to enter into relationships with third-party contractors in the future for equipment and maintenance and other services relating to our network. There are only a few companies capable of supplying the products and services necessary to implement and maintain our network. As a result, if any third-party contractor relationship with us is terminated, we may not be able to find a replacement in a timely manner or on terms satisfactory to us. This could lead to delays in implementing our network and interruptions in providing service to our customers, which would adversely affect our financial condition. In addition, the development and rollout of the terrestrial component of our network by these third parties may also be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of our control.

Delays in initial and ongoing deployment of the terrestrial component of our network due to limited tower availability, local zoning approvals or adequate telecommunications transport capacity would delay and reduce our revenues.

Our business strategy includes the initial deployment of the terrestrial component of our network in several targeted markets, with subsequent expansion based upon customer requirements. Tower sites or leases of space on tower sites and authorizations in some desirable areas may be costly and time consuming to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network in a timely fashion, the launch of our network will be delayed, our revenues will be delayed and less than expected. As a result, our business will be adversely affected.

The planned terrestrial component of our network or other ground facilities could be damaged by natural catastrophes or man-made disasters.

Since the terrestrial component of our planned network will be attached to buildings, towers and other structures, an earthquake, tornado, flood or other catastrophic event, a man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. Temporary disruptions could damage our reputation and the demand for our services and adversely affect our financial condition.

Failure to develop, manufacture and supply handsets and other devices that incorporate our universal chipset™ architecture in a timely manner, or at all, will delay or materially reduce our revenues.

We will rely on third-party manufacturers and their distributors to manufacture and distribute devices incorporating our universal chipset™ architecture. Such devices will have the same form, function and aesthetics as a standard wireless device, and that will be able to communicate with both the terrestrial and satellite components of our planned network without requiring bulky external hardware. These devices are not yet available, and we and third-party vendors may be unable to develop and produce them in a timely manner, or at all, to permit the introduction of our service. If we, our vendors or our manufacturers fail to develop, manufacture and supply devices incorporating our universal chipset™ architecture for timely commercial sale at affordable prices, the launch of our service will be delayed, our revenues will be adversely affected and our business will suffer.

We may rely on third parties to identify, develop and market products using our network.

We intend to enter into agreements with third parties to identify, develop and market products using our network. We may be unable to identify, or to enter into agreements with, suitable third parties to perform these activities. If we do not form satisfactory relationships with third parties, or if any such third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to successfully identify, develop and sell products using our network, which would adversely affect our financial condition and results of operations.

We may not be able to identify, develop and market innovative products and therefore we may not be able to compete effectively.

Our ability to implement our business plan depends in part on our ability to gauge the direction of commercial and technological progress in key markets and to fund and successfully develop and market products in our targeted markets. Our competitors may have access to technologies not available to us, which may enable them to provide communications services of greater interest to end users, or at a more competitive price. We may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. If we fail to keep pace with the evolving technological innovations in our markets on a competitive basis, our financial condition and results of operation could be adversely affected. In particular, if existing wireless providers improve their coverage of terrestrial-based systems to make them more ubiquitous, demand for products and services utilizing our network could be adversely affected or fail to materialize.

We plan to execute our initial development through a relationship with an anchor tenant, and the failure to establish, or impairment of, this relationship could have severe consequences on our business.

Our objective is to form an anchor tenant relationship with a customer, such as a U.S. federal government organization, a state or local public safety/first responder organization or a significant commercial enterprise. Any significant disruption or deterioration of our relationship with our anchor tenant could adversely affect our business. Because we expect to derive a significant portion of our revenue from a limited number of customers, the failure to attract an anchor tenant or the loss of such an anchor tenant could significantly reduce our ability to generate revenue or profit and negatively impact our financial condition and operations.

We may depend on the U.S. government for a significant portion of our revenues, and the impairment of this relationship or changes in government spending could have severe consequences on our business.

Our objective is to form an anchor tenant relationship with a customer, potentially a U.S. federal government organization such as the Department of Defense, the Federal Emergency Management Agency or the Department of Homeland Security. Future sales under U.S. government contracts are conditioned upon the availability of Congressional appropriations. The strength of our relationship with any federal government organization is subject to the overall U.S. government budget and appropriation decisions and processes. U.S. government budget decisions, including defense and emergency response spending, are based on changing government priorities and objectives, which are driven by numerous factors, including geopolitical events and macroeconomic conditions, and are beyond our control. Significant changes to U.S. defense and emergency response spending could have long-term consequences for our size and structure, and could negatively impact our results of operations and financial condition.

An economic downturn in the United States or Canada or changes in consumer spending could adversely affect our financial condition.

In the event that the United States or Canada experiences an economic downturn and spending by consumers drops, our business may be adversely affected. Demand for the services we plan to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services.

We depend on licenses of critical intellectual property from ATC Technologies, a wholly-owned subsidiary of MSV.

We license the majority of the technology we plan to use to operate our network from ATC Technologies, a wholly-owned subsidiary of MSV. MSV has rights to approximately 30 MHz of spectrum in the L-band, is positioned to achieve device transparency and plans to offer services that compete with the services that we plan to offer.

MSV has assigned to ATC Technologies a significant intellectual property portfolio, including a significant number of patents. Pursuant to the agreement by and between ATC Technologies and us, ATC Technologies granted us a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain existing patents owned by ATC Technologies for the sole purpose of developing, operating, implementing, providing and maintaining 2 GHz MSS S-band or MSS services with an ATC component. ATC Technologies granted back to MSV similar rights to the same intellectual property for L-band services in any geographic territory in the entire world where MSV, one of its affiliates or a joint venture or strategic alliance into which MSV has entered, is authorized to provide L-band services. In addition, ATC Technologies granted rights to MSV International, LLC, or MSVI, a subsidiary of MSV, in and to the same intellectual property for the purpose of providing communications services anywhere in the entire world, excluding services relating to the 2 GHz MSS S-band. We granted to ATC Technologies a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain existing patents owned or licensed by us and certain technologies licensed by us for the sole purpose of developing, operating, implementing, providing and maintaining L-band MSS services or L-band MSS services with an ATC component. ATC Technologies has also contractually committed to license to us, pursuant to the same terms as set forth above, certain additional patents that may be developed, acquired or otherwise owned by ATC Technologies or its affiliates (including MSV and MSVI), and we have contractually committed to license to ATC Technologies, pursuant to the same terms as set forth above, certain additional patents and technologies that may be developed, licensed, acquired or otherwise owned by us for a period extending for ten years until October 1, 2016.

The license agreement between us and ATC Technologies may be terminated: (1) by mutual written consent of both parties; (2) by either party in the event that the other party fails to perform or otherwise breaches any material obligations under the license agreement and fails to cure such breach within 90 days of receiving notice thereof; or (3) in the event that the other party files a petition for bankruptcy or insolvency or upon certain other insolvency events. In the event that our license agreement with ATC Technologies is terminated, we may not be able to obtain future licenses for alternative technologies on terms as favorable to us as those obtained through the license agreement with ATC Technologies, if at all. However, even in the event that our license agreement with ATC Technologies is terminated, we will retain our perpetual license to all ATC Technologies intellectual property licensed to us on a license-by-license basis, until the date of the expiration of the applicable patent under which the license was granted. If ATC Technologies terminates or breaches its agreements with us or if we and ATC Technologies have a significant dispute regarding the licensed intellectual property, such termination, breach or significant dispute could have a material adverse effect on our business.

The intellectual property we license from ATC Technologies includes issued patents and technology included in patent applications. The patents for which we or ATC Technologies have applied may not issue or, if they issue, such patents may be insufficient to protect fully the technology we own or license. Moreover, if such patents prove to be inadequate to protect fully the technology we own or license, our ability to implement our business plan and, consequently, our financial condition, may be affected adversely. In addition, any patents that may be issued to us and any patents licensed to us from ATC Technologies may be challenged, invalidated or circumvented.

We also rely upon unpatented proprietary technology and other trade secrets. Our failure to protect such proprietary technology and trade secrets or the lack of enforceability or breach by third parties of agreements into which we have entered could also adversely affect our ability to implement our business plan and our financial condition.

We may incur costs, and may not be successful, defending our rights to intellectual property upon which we depend.

In developing and implementing our network, we will need to develop or obtain rights to additional technology that is not currently owned by us or licensed to us. We may be unsuccessful in developing additional technologies required to develop and implement our network, and we may not be able to protect intellectual property associated with technologies we develop from infringement by third parties. In addition, if we are able to develop or license such technologies, there can be no assurance that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Litigation to defend and enforce these intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so, and our competitors may independently develop or patent technologies equivalent or superior to our technologies. It is possible that third parties may infringe upon our intellectual property now and in the future.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that our products or services infringe their intellectual property rights.

Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Such parties may bring suit against us for patent infringement or other violations of intellectual property rights. The development and operation of our system may also infringe or otherwise violate as-yet unidentified intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing products or technology. We also could be enjoined from making, using or selling the allegedly infringing products or technology, pending the final outcome of the suit. Our financial condition could be adversely affected if we are required to pay damages or are enjoined from using critical technology.

Wireless devices may, or may be perceived to, pose health and safety risks and, as a result, we may be subject to new regulations, demand for our services may decrease and we could face liability or reputational harm based on alleged health risks.

There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones that have transmitting antennae, similar to devices that may incorporate our universal chipset™ architecture. Lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences, including cancer, as a result of wireless phone usage. If courts or governmental agencies find that there is valid scientific evidence that the use of portable hand-held devices poses a health risk, or if consumers’ health concerns over radio frequency emissions increase for any reason, use of wireless handsets may decline. Further, government authorities might increase regulation of wireless handsets as a result of these health concerns. The actual or perceived risk of radio frequency emissions could have an adverse effect on our business, financial condition and results of operations.

We may be negatively affected by industry consolidation.

Consolidation in the communications industry could adversely affect us by increasing the scale or scope of our competitors, or creating a competitor that is capable of providing services similar to those we intend to offer, thereby making it more difficult for us to compete. Industry consolidation also may impede our ability to identify acquisition, joint venture or other strategic opportunities.

Future acquisitions may be costly and difficult to integrate and may divert and dilute management resources.

As part of our business strategy, we may make acquisitions of, or investments in, companies, products or technologies that we believe complement our services, augment our market coverage or enhance our technical capabilities or that we believe may otherwise offer growth opportunities. Acquisitions and mergers involve a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired business and implementing uniform standards, controls, procedures and policies;

•	unanticipated expenses and working capital requirements;

•	the inability to finance an acquisition on acceptable terms, or at all, and to maintain adequate capital;

•	diversion of management’s attention from daily operations;

•	loss of key employees;

•	difficulty achieving sufficient revenues and cost synergies to offset increased expenses associated with acquisitions; and

•	risks and expenses of entering new geographic markets.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We may also pursue acquisitions, joint ventures or other strategic transactions. If we do so, we may face costs and risks arising from any such transaction, including integrating a new business into our business or managing a joint venture. These may include legal, organizational, financial and other costs and risks.

If we are unable to manage our growth, we may not be able to execute our business plan and achieve profitability.

In 2006, we began to experience rapid growth, growing from four employees at December 31, 2005 to 81 employees at December 31, 2006, and we expect to continue to grow rapidly in the near future. This growth has placed, and will continue to place, substantial strain on our resources. To maintain growth at the expected level, we will require additional capital and other resources beyond what we currently have. If we do not obtain additional funding, we may not be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees, satisfactorily execute our business plan or effectively integrate businesses that we may acquire. In late 2006, TerreStar completed the spin-off of its wholly-owned subsidiary, TerreStar Global Ltd., or TerreStar Global. TerreStar Global intends to offer an integrated satellite and terrestrial network outside of North America. Some of our employees, including some of our executive officers, perform services for TerreStar Global, which may reduce the time they can devote to our business. Our failure to manage growth effectively could significantly impede our ability to execute our business strategy and achieve profitability.

We must attract, integrate and retain key personnel.

Our success depends, in large part, upon the continuing contributions of our key technical and management personnel and integrating new personnel into our business. Employment agreements with our employees are terminable at-will by the employees, and we do not maintain “key-man” insurance on any of our employees. The loss of the services of several key employees within a short period of time could harm our business and our future prospects. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the implementation of our business plan. We have also recently hired several new executive officers who will be important to the execution of our business plan. Competition for such personnel is intense, and if we fail to retain or attract such personnel and integrate those personnel who we hire, our business could suffer. We have entered into arrangements with certain of our officers that provide for payments upon a change of control, as defined in those agreements.

TerreStar is controlled by a holding company, Motient, which may not be able to provide financial support to us in the future. Other stockholders of TerreStar, TerreStar Canada Holdings and TerreStar Canada have no obligation to provide us with any financial support.

Motient, through MVH, has provided significant equity capital and debt financing to us in the past. Motient is a holding company with no business operations or assets other than the equity interests that it holds in its subsidiaries, including TerreStar, and certain equity interests in MSV and SkyTerra that Motient is not permitted to liquidate or has already committed to provide to TerreStar. Therefore, Motient would need to raise funds if it were to provide additional funding to us.

Motient’s ability to obtain additional equity or debt financing on reasonable terms, or at all, is subject to a variety of factors, including, but not limited to, Motient’s compliance with covenants under its existing preferred stock, its future financial and operating performance, perceptions about its prospects or changes in general market conditions. In particular, under specified circumstances, the holders of that stock would have the right to demand the redemption of their shares. If those holders were able to exercise those rights, then Motient would require capital to fund such redemption, which could impede its ability to provide funds to us. In the event of a breach by Motient of certain of its obligations under its existing preferred stock, the holders of such stock would, subject to certain specified conditions, be entitled to elect a majority of the board of directors of Motient, which could result in a change of control of Motient. Any such change of control could interfere with Motient’s efforts to raise equity or debt capital to provide funds to us.

In addition, once the exchange between BCE and Motient of approximately 5.3 million shares of TerreStar common stock held by BCE for approximately 9.0 million shares of Motient common stock has been completed, BCE will become the owner of approximately 9.0 million shares of Motient common stock, which will be covered by a registration statement filed by Motient. BCE has no obligation to Motient to limit its disposal of such shares and, if it chooses to do so, it may put pressure on Motient’s ability to raise capital. Furthermore, Motient generally has no commitments to provide funds to us. If Motient cannot or will not provide funding to us, our liquidity and financial condition could be adversely affected. In addition, the other stockholders of TerreStar, TerreStar Canada Holdings and TerreStar Canada, including TMI Communications and its parent, BCE, have no obligation to provide financial support to any of TerreStar, TerreStar Canada Holdings and TerreStar Canada.

TerreStar’s parent company, Motient, is involved in ongoing litigation, which could have a negative impact on us.

Certain stockholders affiliated with a former director of Motient have initiated multiple lawsuits against Motient. In 2006, certain stockholders sought to install a slate of directors to the Motient board of directors, which was not successful. If these efforts or similar efforts that might be made in the future are successful, they may result in a change of control of Motient, or interfere with Motient’s efforts to raise debt or equity capital to provide funding to us. If Motient cannot or will not provide funding to us, our liquidity and financial condition could be adversely affected.

Motient may have to take actions that are disruptive to TerreStar’s business to avoid registration under the Investment Company Act of 1940.

Under certain circumstances, Motient may be required to take actions that are disruptive to TerreStar’s business so that it is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Motient’s equity investments, in particular its ownership interests in MSV and SkyTerra, may constitute investment securities under the Investment Company Act. Under the Investment Company Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, excluding cash items and government securities and subject to certain other exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion exemption from this requirement is available. Currently, Motient does not believe that it meets the definition of an investment company under the Investment Company Act. However, if Motient were required to register as an investment company under the Investment Company Act, TerreStar could be adversely affected, despite the fact that TerreStar would not itself necessarily become subject to the requirements of the Investment Company Act. For example, Motient would be prohibited from engaging in business as it has in the past and might be subject to civil and criminal penalties in the event that it does not comply with the provisions of the Investment Company Act. In addition, certain of Motient’s contracts may be unenforceable, including arrangements it has entered into with TerreStar, such as a management services agreement and a stockholders agreement, unless a court finds that enforcement of such contracts would produce a more equitable result and would otherwise not be inconsistent with the provisions of the Investment Company Act. Further, a court-appointed receiver could take control of Motient and liquidate its business. In June 2006, one of Motient’s stockholders filed a lawsuit against Motient, alleging, among other things, that it is an investment company. In October 2006, the U.S. Magistrate Judge heard arguments on Motient’s motions to dismiss the case, and thereafter recommended that the U.S. District Court dismiss the suit. The U.S. District Court adopted the Magistrate Judge’s recommendation and has dismissed these claims with prejudice.

Regulatory risks

We could lose our FCC authorization and Industry Canada approval in principle and be subject to fines or other penalties.

We and TMI Communications, as the case may be, must meet significant construction and implementation milestones and comply with complex and changing FCC and Industry Canada rules and regulations to maintain our authorizations to use our assigned spectrum and orbital slot. The milestones include a successful satellite launch by November 2007 and an additional U.S. milestone of certification that the system is operational by November 2008. Once the system is operational, we will be required to maintain satellite coverage of all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and all regions of Canada that are within the coverage contour described in our Industry Canada approval in principle and, to the extent that we have been granted ATC authority, to provide an integrated MSS service offering in all locations where our ATC is made available. We or TMI Communications, as the case may be, may not meet these milestones, satisfy these service requirements or comply with other applicable rules and regulations. Non-compliance by us or TMI Communications with these or other conditions, including other FCC or Industry Canada gating or ongoing service criteria, could result in fines, additional conditions, revocation of the authorizations, or other adverse FCC or Industry Canada actions. The loss of our spectrum authorizations would prevent us from implementing our business plan and have a material adverse effect on our financial condition.

We have not yet applied for, and may not receive, certain regulatory approvals that are necessary to our business plan.

We may be required to obtain additional approvals from national and local authorities in connection with the services that we wish to provide in the future. For example, we must apply for ATC licenses in the United States and Canada separately from our satellite authorizations. We cannot be granted an ATC license until we can show that we will comply in the near future with the FCC’s and Industry Canada’s ATC gating criteria, which we may not be able to satisfy. In addition, the manufacturers of our ATC user terminals and base stations will need to obtain FCC equipment certifications and similar certifications in Canada. In addition, our future customers, or our business strategy, may require us to launch additional satellites, including TerreStar-2, in order to increase redundancy and decrease the risk of having only one satellite in orbit. In order to do so, we must obtain regulatory approval for one or more additional orbital slots, or permission from Industry Canada to launch additional satellites into our orbital slot for TerreStar-1, and may need a waiver of the FCC requirement that our spare satellite remain on the ground.

Either Industry Canada and/or the FCC may refuse to grant these and other necessary regulatory approvals in the future, or they may impose conditions on these approvals that we are unable to satisfy. Failure to obtain or retain any necessary regulatory approvals would impair our ability to execute our business plan, and would materially adversely affect our financial condition.

The FCC and Industry Canada may not permit TMI Communications to assign its authorization or approval in principle, respectively, to us, and the FCC may not permit the letter of intent authorization to be modified.

In December 2002, we and TMI Communications jointly applied to the FCC for authority to assign TMI Communications’ FCC authorization to us. Certain wireless carriers had opposed this assignment application. The application was recently amended to reflect the Initial Exchange Transactions and the relevant proposed Transfer Agreements. The amendments may provide a new opportunity for parties to object to the proposed assignment. The relevant Transfer Agreements have been submitted to Industry Canada for approval along with a request to transfer the Industry Canada approval in principle from TMI Communications to TerreStar Canada. We may also need to submit the relevant Transfer Agreements to the FCC. Certain Transfer Agreements will be subject to the approval of Industry Canada and the FCC. If the FCC or Industry Canada denies requests to complete the transactions contemplated by the Transfer Agreements or does not act on such requests prior to the scheduled launch in November 2007, we will not be able to serve the U.S. or Canadian markets as the licensee of the 2 GHz MSS S-band satellite and we would only be able to access our spectrum if we could make alternative arrangements. If the FCC or Industry Canada requires that we modify the terms of the Transfer Agreements, we may not be able to do so on commercially reasonable terms or at all. We also have to apply to modify the FCC letter of intent authorization to reflect the actual technical details of our satellite. Third parties will have an opportunity to oppose the modification application.

The Industry Canada approval in principle to construct and operate a satellite in a Canadian orbital slot is held, and upon the launch thereof will be held, by a Canadian entity over which TerreStar does not exercise control.

The Industry Canada approval in principle to construct and operate a 2 GHz MSS S-band satellite in a Canadian orbital position is currently held by TMI Communications, and we expect this approval in principle to be assigned to TerreStar Canada (subject to Industry Canada approval), both of which are entities that TerreStar does not and will not control. Upon completion of this assignment, which will require the approval of Industry Canada, and upon the launch of TerreStar-1, we expect that TerreStar-1 will be transferred to TerreStar Canada. Under the

Radiocommunication Act (Canada) and the Telecommunications Act (Canada), and the regulations promulgated thereunder, TerreStar may only own a 20% voting equity interest in TerreStar Canada, along with a 33 1/3% voting equity interest in TerreStar Canada Holdings, which is TerreStar Canada’s parent and 80% voting equity owner. TMI Communications, a Canadian-owned and controlled third party, owns a 66 2/3 voting interest in TerreStar Canada Holdings. The rules and regulations further provide that the business and operations of TerreStar Canada cannot otherwise be controlled in fact by non-Canadians. Please see “Business—Our relationship with TMI Communications and TerreStar Canada” for a description of these and other related transactions.

Under the Transfer Agreements, TMI Communications will own 66 2/3% of the shares of, and will have the power to elect three out of the five members of the board of directors of, TerreStar Canada Holdings, and TerreStar Canada Holdings will own 80% of the shares of, and will have the power to elect four out of the five members of the board of directors of, TerreStar Canada. TerreStar will have certain contractual rights with respect to the business and operations of, and certain negative protections as a minority shareholder of, both TerreStar Canada and TerreStar Canada Holdings. With certain exceptions, TerreStar has no ability to control the business or operations of TerreStar Canada, which will hold the Industry Canada approval in principle and will own TerreStar-1. TerreStar does not expect to have negative approval rights with respect to appointment or termination of senior officers or creation of budgets for TerreStar Canada or TerreStar Canada Holdings.

If Industry Canada does not approve the Transfer Agreements for reasons relating to Canadian telecommunications foreign ownership restrictions, TerreStar will need to enter into arrangements with another Canadian owned and controlled entity so that TMI Communications’ Industry Canada approval in principle can be assigned to, and TerreStar-1 can be transferred to, an entity that satisfies Canada’s telecommunications foreign ownership rules, and such arrangements may not be possible or may be less favorable to TerreStar than the terms of the Transfer Agreements. This process could delay us in obtaining access to our spectrum, which would delay the execution of our business plan and could have a material adverse effect on our financial condition.

FCC and Industry Canada decisions affecting the amount of 2 GHz MSS S-band spectrum assigned to us are subject to reconsideration and review.

In December 2005, the FCC provided TMI Communications with a reservation of 10 MHz of uplink MSS spectrum and 10 MHz of downlink MSS spectrum in the 2 GHz MSS S-band. TMI Communications has a contractual obligation, subject to necessary regulatory approvals, to assign that authorization to us. Two parties have challenged the December 2005 ruling, and one party has also challenged a separate decision by the FCC to cancel its former 2 GHz MSS S-band authorization. If these challenges succeed, the amount of 2 GHz MSS S-band spectrum that is available to us may be reduced to a level that is insufficient for us to implement our business plan. Furthermore, in Canada, our spectrum could be reduced from 20 MHz to 14 MHz if Industry Canada determines that it is necessary to reapportion spectrum in order to license other MSS operators in Canada. Any reduction in the spectrum we are authorized to use could impair our business plan and materially adversely affect our financial condition.

Our MSS and ATC operations are subject to a specific assignment of frequencies in the 2 GHz MSS S-band.

Our FCC authorization and Industry Canada approval in principle allow us to use two 10 MHz blocks of contiguous and unshared spectrum in the 2 GHz MSS S-band. Because the 2 GHz MSS S-band contains a total of four 10 MHz blocks of MSS spectrum, we have applied to the FCC and Industry Canada for a specific assignment of frequencies within the band. One of our competitors whose 2 GHz MSS S-band license was cancelled by the FCC and that has sought reconsideration of the cancellation has opposed our request that the FCC assign specific frequencies. Another competitor that holds a 2 GHz MSS S-band authorization issued by the FCC has filed a notice of intent to participate in the proceeding involving our request that the FCC assign specific frequencies. The FCC and Industry Canada may refuse to grant our requests, or they may impose conditions on their approvals that we are unable to satisfy. Failure to obtain an assignment of frequencies in the 2 GHz MSS S-band on a timely basis would impair our ability to execute our business plan and would have a material adverse effect on our financial condition.

Our use of the 2 GHz MSS S-band is subject to successful relocation of existing users.

In the United States, our operations at the 2 GHz MSS S-band are subject to successful relocation of existing broadcast auxiliary service, or BAS, licensees and other terrestrial licensees in the band. Costs associated with spectrum clearing could be substantial. In the United States, Sprint Nextel Corporation, or Sprint Nextel, is obligated to relocate existing BAS and other terrestrial users in our uplink spectrum and 2 GHz MSS S-band licensees must relocate microwave users in the 2 GHz MSS S-band downlink band. To the extent that Sprint Nextel complies with its BAS band clearing obligations, 2 GHz MSS S-band licensees commencing operations thereafter would not have to clear the band themselves, but might be required to reimburse Sprint Nextel for a portion of its band clearing costs. Due to the complex nature of the overall 2 GHz MSS S-band relocation and the need to work closely with Sprint Nextel on band clearing, we may not make sufficient progress in the relocation effort or meet FCC requirements for relocating existing users and the start of our MSS operations may be delayed. Sprint Nextel has reported to the FCC delays in clearing the 2 GHz MSS S-band. If Sprint Nextel does not complete clearance of the 2 GHz MSS S-band by the FCC’s current deadline, our ability to implement our business plan, our financial condition, and our ability to satisfy FCC milestones could be jeopardized.

In Canada, our operations at the 2 GHz MSS S-band are subject to successful relocation of terrestrial microwave users. Although there are a small number of users in the specific frequency bands that we have requested authority to use, these users must be given a minimum of two years notice by Industry Canada to relocate unless a commercial agreement is reached under which they would move earlier. If these users are not relocated in sufficient time before the launch of our services, we may not be able to offer our services in certain locations in Canada, which could impair our business plan and materially adversely affect our operations. Please see “Business—Regulatory.”

Our service may cause or be subject to interference.

We will be required to provide our ATC service without causing harmful interference. In addition, we must accept some interference from certain other spectrum users. For example, the FCC may adopt rules for an adjacent band that do not adequately protect us against interference. In September 2004, the FCC issued an order allowing PCS operation in the 1995-2000 MHz band, which may be adjacent to the 2 GHz MSS S-band frequencies ultimately assigned to us. If the rules that the FCC adopts for the 1995-2000 MHz band do not adequately protect us against adjacent band interference, our reputation and our ability to compete effectively could be adversely affected. Requirements that we limit the interference we cause, or that we accept certain levels of interference, may hinder satellite operations within our system and may, in certain cases, subject our users to a degradation in service quality, which may adversely affect our reputation and financial condition.

ATC spectrum access is limited by technological factors.

We will operate with the authority to use a finite quantity of radio spectrum. Spectrum used for communication between the satellite and the ground will not be available for use in the ATC component of our network. In addition, communications with the satellite may interfere with portions of the spectrum that would otherwise be available for ATC use, further diminishing the availability of spectrum for the ATC component to an extent that cannot be quantified at this time.

Technical challenges or regulatory requirements may limit the attractiveness of our spectrum for providing mobile services.

We believe our 2 GHz MSS S-band spectrum with ATC capability must be at least functionally equivalent to the PCS/cellular spectrum in order to be attractive to parties with which we may enter into strategic relationships. The FCC and Industry Canada require us to make satellite service available throughout the United States and Canada. This requirement may limit the availability of some of our spectrum for terrestrial service in some markets at some times. If we are not able to develop technology that allows the entities with which we enter into strategic relationships to use our spectrum in a manner comparable to PCS/cellular operators, we may not be successful in entering into strategic arrangements with these parties.

We may face unforeseen future regulations that we find difficult, costly or impossible to comply with.

The provision of communications services is highly regulated. As a provider of communications services in the United States and Canada, we will be subject to the laws and regulations of both the United States and Canada. Violations of laws or regulations of these countries may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

From time to time, governmental entities may impose new or modified conditions on our authorizations, which could adversely affect our ability to generate revenues and implement our business plan. For example, from time to time, the U.S. federal government has considered imposing substantial new fees on the use of frequencies, such as the ones we plan to use to provide our service. In the United States and Canada, the FCC and Industry Canada, respectively, already collect fees from space and terrestrial spectrum licensees. We are currently required to pay certain fees, and it is possible that we may be subject to increased fees in the future.

Export control and embargo laws may preclude us from obtaining necessary satellites, parts or data or providing certain services in the future.

We must comply with U.S. export control laws in connection with any information, products, or materials that we provide to non-U.S. persons relating to satellites, associated equipment and data and with the provision of related services. These requirements may make it necessary for us to obtain export or re-export authorizations from the U.S. government in connection with any dealings we have with TMI Communications, TerreStar Canada, TerreStar Canada Holdings, non-U.S. satellite manufacturing firms, launch services providers, insurers, customers and employees. We may not be able to obtain and maintain the necessary authorizations, which could adversely affect our ability to:

•	effect the Transfer Agreements;

•	procure new U.S.-manufactured satellites;

•	control any existing satellites;

•	acquire launch services;

•	obtain insurance and pursue our rights under insurance policies; or

•	conduct our satellite-related operations.

In addition, if we do not properly manage our internal compliance processes and, as a result, violate U.S. export laws, the terms of an export authorization or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

Our strategic relationships will be subject to government regulations.

We must ensure that parties with which we enter into strategic relationships comply with the FCC’s and Industry Canada’s ATC rules. This may require us to seek agreements in connection with potential strategic relationships that provide for a degree of control by us in the operation of their business that they may be unwilling or unable to grant us.

In addition, the U.S. Communications Act of 1934, as amended, or the Communications Act, and the FCC’s rules require us to maintain legal as well as actual control over the spectrum for which we are licensed. Our ability to enter into strategic arrangements may be limited by the requirement that we maintain de facto control of the spectrum for which we are licensed. If we are found to have relinquished control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Similarly, the Radiocommunication Act (Canada), the Telecommunications Act (Canada) and Industry Canada’s rules require that Canadians maintain legal as well as actual control over TerreStar Canada and certain of its licensed facilities. Our ability to enter into strategic arrangements may be limited by the requirement that Canadians maintain control over TerreStar Canada and these licensed facilities in Canada. If TerreStar Canada is found to have relinquished control to non-Canadians, TerreStar Canada may be subject to fines, forfeitures or revocation of its licenses and may not lawfully continue to carry on its business in Canada.

FCC and Industry Canada regulations and approval processes could delay or impede a transfer of control of TerreStar.

Any investment that could result in a transfer of control of TerreStar would be subject to prior FCC approval and in some cases could involve a lengthy FCC review period prior to its consummation. The prior approval of Industry Canada is also required before any material change in the ownership or control of TerreStar Canada can take effect. We may not be able to obtain any such FCC or Industry Canada approvals on a timely basis, if at all, and the FCC or Industry Canada may impose new or additional license conditions as part of any review of such a request. If we are unable to implement our business plan and generate revenue to meet our financial commitments, these regulations could impede or prevent a transfer of control or sale of our company to a third party with greater financial resources.

Rules relating to Canadian ownership and control of TerreStar Canada are subject to interpretation and change.

TerreStar Canada will be subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to the these acts. Future determinations by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or CRTC, or events beyond our control, may result in TerreStar Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of TerreStar Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada approval in principle could be jeopardized and our business could be materially adversely affected.

TerreStar is controlled by a principal stockholder who may have economic interests that differ from or conflict with yours.

As of January 25, 2007, approximately 69% of TerreStar’s outstanding common stock was held by its principal stockholder, MVH, a subsidiary of Motient. As a result of its stock ownership, Motient controls TerreStar and has the power to approve all matters requiring approval of its common stockholders, appointing new management and approving mergers or sales of all or substantially all of TerreStar’s assets, except to the extent that these powers are limited by an Amended and Restated Stockholders’ Agreement entered into by Motient and TerreStar’s other stockholders. Furthermore, pursuant to the Amended and Restated TerreStar Stockholders’ Agreement, MVH has the right to elect six out of TerreStar’s eight directors. As a result, the Motient-appointed directors effectively control TerreStar’s board of directors, and have the ability to control decisions affecting its capital structure, including issuing additional capital stock, establishing stock purchase programs and declaring dividends. Upon the exchange of shares of TerreStar’s common stock held by BCE for shares of Motient common stock, approximately 84% of TerreStar’s common stock will be held indirectly by Motient. At such time, BCE will cease to have the right to elect a director to TerreStar’s board of directors and the resulting vacancy will be filled by the affirmative vote of a majority of the shares held by TerreStar’s stockholders. Because Motient holds more than a majority of the outstanding shares of TerreStar’s common stock, it effectively will control this board seat as well. In addition, as of January 25, 2007, TerreStar had $70.0 million in principal balances of loans owed to Motient.

Under specified circumstances, including a breach by Motient of its preferred stock covenants, the holders of that stock have the right to appoint a majority of the members of Motient’s board of directors and to demand the redemption of their shares. If those holders exercise either of these rights, Motient may be less able or willing to provide additional debt or equity financing to TerreStar.

Business

Company overview

We plan to develop, build and operate an all IP-based integrated satellite and terrestrial communications network to provide mobile communication services throughout the United States and Canada. Our network will address the growing demand for wireless mobile services across the government, commercial, and consumer segments. We plan to market our services on a wholesale basis to government agencies and commercial enterprises. As of January 25, 2007, Motient indirectly owned approximately 69% of TerreStar’s outstanding common stock. Upon the exchange of shares of TerreStar’s common stock held by BCE for shares of Motient common stock, Motient’s indirect ownership of TerreStar’s outstanding common stock will increase to approximately 84% Motient’s common stock is quoted on the Pink Sheets under the symbol “MNCP.”

We have the right to use two 10 MHz blocks of contiguous and unshared MSS S-band spectrum covering a population of over 330 million throughout the United States and Canada. All of our spectrum is eligible for ATC status. ATC authorization provides the ability to integrate terrestrial mobile services with MSS. We anticipate using our ATC authorization to create a two-way wireless communications network providing coverage, services and applications to mobile and portable wireless users. Our planned network is designed to allow an end user to seamlessly communicate with our terrestrial wireless network or our satellite through a conventional mobile device, optimizing service quality, continuity and geographic coverage.

We believe our planned all IP-based network design will improve on existing network architecture and components to deliver greater network capacity, more efficiently and at a lower cost, than existing wireless networks. In November 2007, we plan to launch our first multi-spot beam geostationary satellite, TerreStar-1, which is designed so that the beams can be refocused dynamically. We are also currently developing a next-generation terrestrial network which we believe will enable us to offer our integrated satellite/terrestrial service by the end of 2008. We are working with several vendors to develop a universal chipset™ architecture that can be incorporated in a wide range of mobile devices, including small, lightweight and inexpensive handsets. Pursuant to an agreement with ATC Technologies, a subsidiary of MSV, we have a perpetual, royalty-free license to use ATC-related technology in the 2 GHz MSS S-band. Motient and certain other stockholders of TerreStar are investors in MSV.

We believe our network’s terrestrial and satellite mobile capabilities will serve the needs of various users, such as U.S. and Canadian government and emergency first responder personnel who require reliable, uninterrupted and interoperable connectivity that can be provided by an integrated satellite and terrestrial network. We recently entered into a CRADA with DISA to jointly develop a North American emergency response communications network. We expect the CRADA to result in the development of products that will mutually benefit us and the U.S. government. We also believe that our planned network will appeal to a broad base of potential end users, customers and strategic partners, including those in the media, technology and communications sectors, logistics and distribution sectors and other sectors requiring uninterrupted wireless service.

Market opportunity

We believe that the heightened focus by federal, state and local governments’ on improving public safety and augmenting homeland defense provides a significant market opportunity for

us. According to the November 2006 In-Stat research report, In-Depth Analysis—Telecom Trends and Expenditures: US Government, government spending on wireless voice and data services is expected to grow at a compound annual growth rate of 4.8% from $5.0 billion in 2006 to $6.0 billion in 2010. In addition, according to the 2005 Frost & Sullivan research report, U.S. Federal Homeland Security Markets, the total U.S. emergency preparedness and response spending across all categories is expected to increase from $5.7 billion in 2005 to $7.1 billion in 2009. We believe there are similar market opportunities in Canada. We believe that our satellite and terrestrial service coverage across North America and our ability to dynamically prioritize the traffic of specific end users will provide reliable and uninterrupted connectivity offering an attractive solution for U.S. and Canadian government public safety and emergency response organizations.

We also have a significant market opportunity to provide our services to commercial enterprises. According to the March 2006 research report by International Data Corporation, U.S. Wireless Consumer 2006-2010 Forecast: Ways Around the Walls Ahead, consumer and enterprise wireless data services revenues are expected to grow at a compound annual growth rate of 31.5% from $14.3 billion in 2006 to $42.7 billion in 2010. We believe that this opportunity is driven by:

•	businesses seeking to implement mobile service application strategies to improve services and operating efficiencies, provide high speed data networks and help deploy mobile enterprise applications;

•	wireless carriers searching for superior networks with broader coverage, especially in rural areas, to address subscriber dissatisfaction with coverage and network quality;

•	new wireless service entrants seeking to penetrate new wireless subscriber segments, such as immigrants and youth, which the traditional wireless carriers are not always well-positioned to penetrate on their own; and

•	telecommunications and video service providers offering increased bundles of products, as well as new services.

Our strengths

We believe our key strengths include the following:

•	Attractive nationwide spectrum in the United States and Canada. We have the right to use two 10 MHz blocks of contiguous and unshared MSS spectrum in the 2 GHz MSS S-band range, which is available in every geographic market in the United States and Canada covering a population of over 330 million. We believe that this spectrum is a valuable and scarce asset.

•	Advanced network capabilities. We believe the contiguous coverage, interoperability and network redundancy that we intend to provide through our integrated satellite and terrestrial network is critical for reliability-sensitive users such as homeland security and public safety personnel. We believe that our planned all IP-based network design will also improve on existing network architecture and components to deliver greater capacity and speed more efficiently and at a lower cost than existing wireless networks.

•

Extensive government experience.    Our management team has extensive experience working with the intelligence community including the Departments of Defense and Homeland Security and other federal and state emergency first-responder organizations. Certain of our executives have had long tenures in senior government and military roles. With their knowledge, valued relationships and reputations, we believe our management team plays a key role in establishing and building long-term, value-added relationships with the U.S. government. These relationships were a factor in our successful execution of the CRADA with DISA, which we believe is the first agreement of its kind that DISA has executed.

•	Relationships with established vendors. We have contracted with several vendors that possess leading market positions and relevant expertise in the particular areas in which we have procured their services. We believe these vendor relationships are a testament to our collective vision to create an advanced communications network. Our vendors include: Loral—satellite construction and network integration; Hughes—GBBF earth stations and universal chipset™ architecture; CGI-AMS and Accenture—design and deployment of IT, OSS and BSS; and other multi-national equipment vendors—universal chipset™ architecture and device integration.

•	Differentiated intellectual property. We have perpetual, non-exclusive, royalty-free license rights to extensive patented technology and have rights in and to other unpatented know-how that we expect to be important to the development of the ATC element of our planned network, including space segment design, frequency re-use and allocation, satellite beam forming and network management. Our intellectual property portfolio consists of license rights to over 170 patents and patent applications and rights in and to other non-patented intellectual property that have been developed, acquired and licensed over a period of 15 years.

Our strategy

Our plan is to build and operate the first network that seamlessly integrates the benefits of both terrestrial and satellite wireless communications systems, thereby providing a unique communications solution to our potential customers across the United States and Canada. To achieve our plan, we are pursuing the following strategies:

•	Develop a state-of-the-art network. We are building a next-generation, all IP-based network with flexible architecture designed to provide significant advantages over existing wireless networks, including higher data speeds, lower cost per bit and flexibility to support a range of custom IP applications and services. We believe that the combination of (1) our two 10 MHz of contiguous and unshared MSS spectrum with ATC eligibility, (2) TerreStar-1 in development, (3) our planned terrestrial network utilizing UMTS architecture and (4) our universal chipset™ architecture, provides us with a unique platform to achieve our plan.

•	Secure an anchor tenant. Our objective is to form an anchor tenant relationship with a customer. Potential anchor tenants include: a federal government organization, such as the Department of Defense, the Federal Emergency Management Agency or the Department of Homeland Security; a state or local public safety/first responder organization; or a significant commercial enterprise. We believe that securing an anchor tenant will assist us in financing the development and buildout of our network.

•

Target commercial customers.    In addition to our focus on potential government market opportunities, we will seek to provide wireless communication services utilizing our wholesale approach by offering next-generation services to enterprises in various industries. We believe our approach will allow us to avoid the significant upfront subscriber acquisition costs as well as other customary support costs related to a retail business model. We also believe that our wholesale model will allow us to grow and achieve economies of scale at a substantially faster pace than if we sold services directly to end users. Our target commercial customers include the following:

•	existing wireless service providers seeking to address current coverage constraints and to mitigate the strain placed on existing spectrum and network capacity caused by data intensive technologies and services;

•	RLECs, ILECs, DBS companies, MVNOs and cable companies seeking to enable new wireless strategies;

•	Internet and media companies seeking mobile strategies to address current industry trends, including converged offerings of mobile, video, data and voice services; and

•	enterprises seeking to implement mobile applications and telematics to better serve their clients and improve operational efficiencies by using our application development platforms and satellite capabilities to perform a range of functions, including traffic and vehicle management, home and automobile security, automated tolling and ticketing and automated meter reading.

•	Establish a prudent capital and financing plan. We plan to fund the initial development and roll-out of our network through external financing as well as through customer and vendor relationships. We contemplate that our terrestrial network deployment will initially cover several key U.S. markets and will expand to new markets based on customer demand. In addition, we intend to utilize existing tower infrastructure and leverage existing network technology and infrastructure to enable us to minimize capital expenditures in the deployment of our terrestrial network. Our universal chipset™ architecture will be incorporated into a wide range of mobile devices without the development and associated costs of designing and manufacturing new devices. Historically, our primary source of funding for our business has been through a combination of debt and equity financings from Motient. BCE and TMI Communications are not, and will not be, obligated to provide any funding to TerreStar, TerreStar Canada or TerreStar Canada Holdings.

Our spectrum

The rapid growth of voice and data traffic over existing networks has heightened demand for wireless network capacity. The growing capacity demands can be met either through network expansion or the acquisition of increasingly scarce and costly spectrum. In order to assist MSS operators in overcoming signal penetration and economic limitations of a satellite-only wireless service, both the FCC and Industry Canada have adopted policies and orders allowing MSS operators to integrate ATC into their networks and develop the capability to offer satellite and terrestrial wireless services. We intend to apply to the FCC and Industry Canada in advance of the launch of TerreStar-1 for approval to operate an ATC network in their respective jurisdictions. We believe that the following are beneficial characteristics of our spectrum:

•

Contiguous and unshared MSS spectrum.    We have the right to use two 10 MHz blocks of contiguous and unshared MSS spectrum, which will permit the efficient re-use of spectrum for a cost-effective and efficient ATC network. The potential for interference with our spectrum is substantially reduced because no other MSS service provider will have the right to use the portion of the 2 GHz MSS S-band that we are ultimately assigned. We believe that we will be granted an assignment within a fixed spectrum range, eliminating the need for periodic adjustment.

•	Broad geographic coverage. Our spectrum authorization covers the entire geographic area of the United States and Canada, including coastal waters. In contrast, spectrum currently used for terrestrial wireless communications, including the AWS which was auctioned by the FCC in August 2006, is available only as local or regional licenses in the United States.

•	ATC-eligible spectrum. All of our spectrum is ATC-eligible, which will allow us to operate an integrated satellite and terrestrial network. Our integrated satellite and terrestrial network is being designed to provide coverage throughout the United States and Canada and to enable users to access the network using the same types of devices as they use for wireless communications today.

•	Attractive spectrum location. Our spectrum is located in the 2 GHz MSS S-band, directly adjacent to the spectrum of certain existing 1.9 GHz PCS wireless operators. This should facilitate the integration of our network with existing PCS networks and systems. As a result, we expect to be able to leverage existing network technology and infrastructure of PCS operators, which would enable us to deploy a terrestrial network at lower initial costs than would be typically incurred by companies operating at other frequency spectrum bands.

Our network

We believe that building a next-generation all IP-based network with flexible architecture will create significant advantages over existing wireless networks, including higher data speeds, lower cost per bit, and flexibility to support a range of custom IP applications and services. An important element of our approach to network technology is the achievement of “transparency.” Transparency means that devices on our network can have the same size, weight, functionality and aesthetics as current standard wireless or emerging data devices and will be able to communicate seamlessly with both the terrestrial and satellite components of our planned network without requiring bulky external hardware. Historically, MSS-only networks have not been able to achieve transparency because the space segments lacked sufficient power and receiver sensitivity to enable communications with traditional wireless equipment. We believe that MSS operators without ATC networks or MSS operators contemplating ATC networks without transparency may not be able to partner with large-scale manufacturers to offer appealing low-cost user devices and may not be able to attract substantial volumes of users. As a result, these types of networks may not be able to support the device and service pricing we believe will be enabled by our network.

Our core network strategy is based on three primary elements: (1) the space segment; (2) the ancillary terrestrial network; and (3) our universal chipset™ architecture to be integrated into a wide range of mobile devices.

Space segment.    In 2005, Loral commenced construction of our first multi-spot beam geostationary satellite, TerreStar-1. TerreStar-1, which is scheduled to be launched in November 2007, is designed to be a powerful, spectrally efficient satellite equipped with a large antenna (approximately 60 feet in diameter) that we believe, at the time of deployment, will be the most powerful two-way commercial communications geostationary satellite launched into orbit.

TerreStar-1 will offer up to 500 spot beams and a design life exceeding 15 years. The spot beams can be refocused dynamically to support increased network traffic in specific locations, enabling maximum network capacity as well as providing additional short-term capacity in key locations during times of crisis. In August 2006, in an effort to continue to meet our regulatory requirements and business objectives, we exercised our contractual right with Loral to order our second satellite, TerreStar-2. We intend for TerreStar-2 to serve as a backup for TerreStar-1.

Under the terms of the satellite construction contract, the overall price for TerreStar-1 is approximately $222.8 million, of which our outstanding contractual obligation as of December 31, 2006 was $43.5 million. The option we exercised for TerreStar-2 contemplates an overall price of $187.7 million for the satellite, of which our outstanding contractual obligation as of December 31, was $174.5 million. In addition to the purchase prices, we will pay certain orbital performance incentive payments to Loral if certain performance criteria are met during the intended 15-year design life of the satellites. We have the right to terminate our agreement with Loral for convenience in whole or in part upon thirty days’ notice, but if we choose to do so, certain substantial termination liability charges may apply.

In 2005, we entered into a $38.1 million agreement with Hughes for the design, development and delivery of two GBBF earth stations (with ATC components) to be located in Las Vegas, Nevada and Allan Park, Ontario, Canada. We paid approximately $14.8 million to Hughes under this contract. Hughes is indirectly controlled by Apollo Advisors, L.P.

In January 2007, we entered into an agreement with Loral under which we incurred an additional obligation of $22.5 million for our satellite network, or the Loral SBN agreement, which includes the integration of our satellite and ATC components. The Loral SBN agreement also incorporates the material provisions of the Hughes GBBF earth station construction contract. In connection with the Loral SBN agreement, our original GBBF earth station construction agreement with Hughes was replaced by a subcontract between Hughes and Loral. In 2006, we paid approximately $2.3 million to Loral for integration services under a letter of intent that was superseded by the Loral SBN agreement. We have the right to terminate the Loral SBN agreement for convenience, in whole or in part and including the Hughes subcontract, upon 30 days notice, but if we choose to do so, substantial termination liability charges may apply.

Under the Hughes subcontract, Hughes will provide the GBBF earth stations and related services and deliverables (owed to us under our original agreement with Hughes) directly to Loral. Loral will in turn deliver to us an integrated satellite network, consisting of TerreStar-1 and the Hughes GBBF earth stations. Under the Hughes subcontract, we have options for each of the following: annual renewal of warranties for equipment delivered under the contract; operation and maintenance of the GBBF earth stations; two additional satellite beam formers for TerreStar-2; the development and delivery of a software real time graphic module that displays statistics and trends of the satellite beam forming entity; and an increase in the antenna size.

Pursuant to the agreement by and between ATC Technologies and us, we have contractually committed to license to ATC Technologies certain additional patents and technologies that may be licensed or acquired by us, including those technologies licensed or acquired by us under our agreements with Hughes and Loral, for a period of approximately ten years (ending in or around 2016). Under our agreement with ATC Technologies, ATC Technologies may sublicense this licensed technology to MSV, our competitor, for the sole purpose of developing, operating, implementing, providing and maintaining MSV L-band services throughout the world.

In November 2006, we entered into a $137.5 million contract with Arianespace that entitles us to a launch window for TerreStar-1 commencing in November 2007. As of December 31, 2006, we had contractual obligations outstanding as of $103.1 million on this agreement. This firm, fixed price contract for launch vehicles provides us with certain protection against preemption by other parties during our specified launch window.

Ancillary terrestrial network.    We plan to deploy a UMTS terrestrial network with next-generation OSS and BSS that will optimize seamless roaming between our satellite and terrestrial network and enable us to dynamically prioritize the traffic of specific end users. We expect these features and applications to be key differentiators as we seek wholesale customers. We are in the planning phase of our terrestrial network buildout, with the objective of providing terrestrial services in several key markets by the end of 2008 and expanding to additional markets based on customer requirements. Our plan is to minimize capital expenditures in our terrestrial network roll-out by primarily employing existing wireless tower infrastructure and securing roaming agreements with existing wireless service providers in areas where our terrestrial network is not initially available.

Universal chipset™.    We are working with several multi-national equipment vendors to develop a universal chipset™ architecture that can be incorporated into a wide range of mobile devices, including small, light weight and inexpensive handsets. We believe that the proximity of our spectrum frequency to that used by existing wireless service providers will result in certain benefits, such as lower development costs, shorter development cycles and a higher likelihood of mass adoption at low incremental cost per device. Once fully-developed, we believe that our planned universal chipset™ architecture will enable a full range of off-the-shelf devices for use on our network. We believe our customers will have the ability to develop and deploy differentiated services due to our planned open network and systems architecture, as well as the potential ability to choose from an expanded selection of end-user devices using our planned universal chipset™ architecture.

We believe that our network will create the opportunity to use our spectrum for a substantially broader business plan across the United States and Canada that permits terrestrial wireless deployments similar or superior to those of 3G wireless operators.

We also believe that the patented technology we intend to use and our approach to spectrum re-use between the satellite and terrestrial portions of our network will dramatically improve spectral efficiency. We expect to manage spectrum use between the satellite and the terrestrial network within a given spot beam. In order to maximize spectral efficiency, frequency assignments may be changed based on demand.

Our network will be designed to take advantage of the complementary coverage of the terrestrial and satellite components. We expect the terrestrial component to ensure service availability in major urban areas, including inside buildings, where satellite-only systems suffer from the inability of a satellite signal to penetrate buildings. Similarly, we believe the satellite component will provide coverage to those areas that are impractical or uneconomical to serve terrestrially. We believe our network will provide consumer wireless users with nationwide connectivity throughout the entire United States and Canada.

Network intellectual property

Our intellectual property portfolio consists of non-patented intellectual property and license rights to over 170 patents and patent applications and other non-patented intellectual property that have been developed, acquired and licensed over a period of 15 years. We believe that an integrated satellite and terrestrial network cannot be effectively and efficiently implemented in a commercially viable way without the benefits of licensed patents and other owned and licensed intellectual property. We are committed to vigorously enforcing and defending these intellectual property rights. In addition to our owned intellectual property and the license rights granted to us by ATC Technologies, we currently, and expect to continue to, incorporate our owned technology and software and other third-party licensed patents and unpatented technology and software into our existing and planned networks. Certain agreements between us and third parties, such as Loral, include provisions pursuant to which we have or will receive a non-exclusive license to use, reproduce and modify certain intellectual property developed by such third parties including, among other things, technology and related software created by such third parties for use in our existing and planned networks for the purpose of testing, operating and maintaining our satellite program. We expect to enter into additional agreements in the normal course of business and into strategic relationships that will include licenses to third-party intellectual property as we develop our network.

Competition

The communications industry is highly competitive. We expect to compete with certain product and service categories of a number of other existing and future wireless providers, including other developers of integrated satellite and terrestrial networks. We will compete primarily on the basis of coverage, quality and pricing of products and services. Many of our competitors are large domestic and international companies, and may have financial, technical, marketing, sales, distribution and other resources substantially greater than we have and which provide a wider range of services that we intend to provide.

Mobile satellite system operators/other potential network operators

We expect to compete with existing and potential integrated satellite and terrestrial network providers in North America and Canada, including MSV, its subsidiaries and affiliates, or the MSV Entities, ICO North America and its affiliates, or ICO, Globalstar LLC and its affiliates, or Globalstar, Inmarsat plc, or Inmarsat, and Iridium Satellite LLC and its affiliates, or Iridium.

MSV is licensed to operate approximately 30 MHz of spectrum coordinated in the 1.5-1.6 GHz L-band throughout the United States and Canada and has received a license to operate an ATC network from the FCC. ICO has rights to the 20 MHz of spectrum in the 2 GHz MSS S-band not licensed to us. Globalstar holds licenses to approximately 27.85 MHz of global spectrum, split between approximately 11.3 MHz in the L-band and approximately 16.5 MHz in the 1.6/2.4 GHz band in the United States. Globalstar is licensed by the FCC to provide ATC services in the United States over 11 MHz of its spectrum, divided into 5.5 MHz in the L-band and 5.5 MHz in the 1.6/2.4 GHz band. Inmarsat holds 28 MHz of global spectrum and it operates all of its services in the L-band spectrum. Iridium owns and operates a fleet of low earth orbit satellites. Any of these competitors could offer an integrated satellite and terrestrial network before we do or could offer an integrated satellite and terrestrial network that is superior to ours. In addition, potential customers could accept one of these companies’ networks instead of ours.

National and regional wireless service providers

We plan to provide wholesale network capacity which may compete directly with wholesale network capacity provided by:

•	U.S. national wireless network operators, such as Verizon Wireless Inc., Sprint Nextel, Cingular Wireless LLC and T-Mobile USA Inc.;

•	regional wireless network operators such as ALLTEL Corporation, MetroPCS Communications Inc., Leap Wireless International, Inc. and United States Cellular Corporation; and

•	Canadian national wireless network operators such as Rogers Wireless, Bell Mobility and Telus Mobility.

We believe that our planned contiguous and nationwide spot-beam and all IP-based network design will improve on existing network architecture and components to deliver greater capacity and speed more efficiently and at a lower cost than existing wireless networks for the same market segments.

Other competitors

The provision of fixed wireless broadband access by companies other than existing wireless carriers, such as Clearwire Holdings Inc., and wireless Internet service providers may compete directly with certain of our wireless broadband offerings. We believe our contiguous nationwide coverage, all IP-based, open network design and ability to offer value-added managed services will differentiate us from these service providers.

We expect to compete with wireline service providers such as the cable system operators and the local exchange carriers in the provision of high-speed data services. We expect that our all IP-based, network design and our ability to provide managed services will differentiate our service bundles relative to these competitors.

The growing availability of private and public Wi-Fi networks, such as those contemplated and in various stages of operation in Philadelphia and San Francisco, may compete directly with certain of our wireless broadband offerings. They may also be complementary to our service offerings. We believe that municipal Wi-Fi networks will be unable to offer the quality of service required to support voice over IP, or VoIP, and other enterprise applications due to network congestion and interference. We expect that the security and quality of service of our network will support these applications and we believe our ability to offer mobile wireless services on a national basis will provide us a distinct competitive advantage over these unsecure local networks.

Our relationship with TMI Communications and TerreStar Canada

MSV created TerreStar in 2002 and subsequently spun TerreStar off to MSV’s owners, which included TMI Communications and Motient or entities controlled by each. As part of the spin-off of TerreStar, TMI Communications became contractually obligated to assign, subject to necessary regulatory approvals, its Industry Canada approval in principle to TerreStar, or to an entity designated by TerreStar that is eligible under Canadian law to hold the approval in principle. TerreStar has negotiated and committed, pursuant to a master agreement, to enter into the Transfer Agreements with TMI Communications, TerreStar Canada, TerreStar Canada Holdings and certain other related parties pursuant to which TerreStar will transfer TerreStar-1 to

TerreStar Canada and TMI Communications will effectuate the transfer of its Industry Canada approval in principle to TerreStar Canada and FCC authorization to TerreStar. The consummation of the Transfer Agreements and other related transactions contemplated by the Transfer Agreements are subject to Industry Canada and FCC approval. In addition to Industry Canada and FCC approvals, the transfer of TerreStar-1 to TerreStar Canada will be subject to other governmental approvals in the United States. Pursuant to the Transfer Agreements, upon completion of these transactions, TerreStar Canada will be owned by TerreStar and TerreStar Canada Holding, which is intended to comply with Canada’s telecommunications foreign ownership rules.

As noted above, TMI Communications is obligated to transfer to TerreStar Canada, or to an eligible entity designated by TerreStar, its approval in principle from Industry Canada to provide 2 GHz MSS S-band services in Canada from the 111.1 degrees west orbital position. TMI Communications has submitted to Industry Canada an application seeking approval of such transfer but there is no guarantee such approval will be granted. TerreStar is expected to transfer TerreStar-1 to TerreStar Canada upon launch of the satellite. The Transfer Agreements provide for, among other things, the license of certain intellectual property rights to TerreStar Canada, the grant to TerreStar of an indefeasible right to use capacity on TerreStar-1, and the provision by TerreStar to TerreStar Canada of various consulting and other services. It is anticipated that the costs and fees payable by TerreStar to TerreStar Canada pursuant to the various Transfer Agreements will approximately equal the fees payable by TerreStar Canada to TerreStar under such agreements, which amounts include TerreStar Canada’s obligation to reimburse TerreStar for all costs and expenses incurred by TerreStar in connection with the construction and launch of TerreStar-1.

TerreStar owns 20% of the voting equity of TerreStar Canada as well as 33 1/3% of the voting equity of TerreStar Canada Holdings, TerreStar Canada’s parent company. The remaining 80% of the voting equity of TerreStar Canada is held by TerreStar Canada Holdings and the remaining 66 2/3% of the voting equity of TerreStar Canada Holdings is held by TMI Communications. TerreStar’s interests in TerreStar Canada and TerreStar Canada Holdings reflect the maximum ownership levels currently permitted by applicable Canadian telecommunications foreign ownership rules.

Upon the receipt of approval from Industry Canada to transfer the Industry Canada approval in principle from TMI Communications to TerreStar Canada, (1) TerreStar will enter into a Shareholders’ Agreement, or the TerreStar Canada Shareholders’ Agreement, a Rights and Services Agreement, or the Rights and Services Agreement, a Guarantee and Share Pledge Agreement, or the TMI Guarantee and certain other Transfer Agreements, (2) TerreStar Canada will execute a Guarantee in favor of TerreStar, referred to as the TerreStar Canada Guarantee, and (3) TerreStar and certain other parties will enter into other Transfer Agreements. The following is a description of certain of the Transfer Agreements.

TerreStar Canada Shareholders’ Agreement

The TerreStar Canada Shareholders’ Agreement that TerreStar will enter into with TMI Communications, TerreStar Canada and TerreStar Canada Holdings sets forth certain terms of operation for TerreStar Canada and TerreStar Canada Holdings. Under the TerreStar Canada Shareholders’ Agreement, the board of directors of TerreStar Canada Holdings will be composed of five directors, of whom TMI Communications will be entitled to appoint three directors and TerreStar will be entitled to appoint two directors. The board of directors of TerreStar Canada will be composed of five directors, of whom TerreStar Canada Holdings will be entitled to appoint four directors and TerreStar will be entitled to appoint one director. All decisions of the boards of directors of TerreStar Canada and TerreStar Canada Holdings will be decided by a simple majority of directors. However, the affirmative vote of the holders of more than 80% of the common shares of TerreStar Canada and the holders of more than 66 2/3% of the common shares of TerreStar Canada Holdings will be required for major corporate actions, including, but not limited to: the entering into, amendment, renewal, assignment or termination of any material agreement in excess of Cdn$500,000; any change in the articles of incorporation, by-laws or other constating documents of TerreStar Canada or TerreStar Canada Holdings; any material change in the scope and nature of TerreStar Canada Holdings’ or TerreStar Canada’s business or operations; subject to certain exceptions, the approval in principle, issuance, sale or grant of any securities of TerreStar Canada or TerreStar Canada Holdings; subject to certain exceptions, the incurrence of any indebtedness or the making of any capital expenditures, pledges, or asset sales in excess of Cdn$500,000 by TerreStar Canada or TerreStar Canada Holdings; the entering into of any merger, consolidation or other corporate re-organization by TerreStar Canada or TerreStar Canada Holdings; and the declaration of dividends by TerreStar Canada or TerreStar Canada Holdings. TerreStar will have no negative approval rights with respect to appointment or termination of senior officers or creation of budgets for TerreStar Canada or TerreStar Canada Holdings.

Under the TerreStar Canada Shareholders’ Agreement, TerreStar will be obligated to fund any operating cash shortfalls at TerreStar Canada upon the request of TerreStar Canada, so long as the provision of such funding does not conflict with applicable Canadian regulatory requirements, the operating budget then in effect and for the preceding two years is reasonably acceptable to TerreStar, and TerreStar Canada has conducted its business in material compliance with the budget then in effect and for the preceding two years. Such funding may be in the form of a contribution to TerreStar Canada’s capital in the form of non-voting common shares or a loan that may be convertible into equity of TerreStar Canada. TerreStar’s obligation to fund any operating cash shortfalls at TerreStar Canada ceases upon a change of control of TerreStar Canada, provided that a transfer of TMI Communications’ interest in TerreStar Canada Holdings to certain affiliates or other entities related to BCE will not constitute a change of control for this purpose. Neither TMI Communications nor BCE have any obligation to provide financial support to TerreStar Canada Holdings or TerreStar Canada.

The TerreStar Canada Shareholders’ Agreement also provides that in the event that any controlling shareholder of TMI Communications or BCE, Telesat Canada or any affiliate of the foregoing or any person controlled by any of the foregoing, each referred to as a BCE Group Member, wishes to transfer its interest in TMI Communications or a BCE Group Member to a non-affiliated third party and, at the time of such proposed transfer such BCE Group Member owns shares of TerreStar Canada Holdings, TerreStar may, subject to applicable law and Canadian regulatory requirements, purchase or designate an eligible entity to purchase, all (but not less than all) of the shares of TerreStar Canada Holdings so owned by TMI Communications or the BCE Group Member at a purchase price equal to the stated capital. Further, so long as TMI Communications owns a majority of the outstanding shares of TerreStar Canada Holdings, no controlling shareholder of TMI Communications may transfer its interest in TMI Communications to a non-affiliated third party prior to January 1, 2009.

Under the TerreStar Canada Shareholder’s Agreement, TerreStar will have the right, at any time and subject to applicable law and regulations, to purchase directly, or to designate an eligible purchaser to purchase, all (but not less than all) of TMI Communications’ and every other BCE Group Member’s equity interests in TerreStar Canada Holdings for a purchase price equal to the greater of the fair market value of such shares on the date TerreStar provides notice of its election to purchase the shares and $3.5 million for each year from the Disposition Date (as defined below) until the closing occurs, with partial years prorated, or the Designated Price.

The TerreStar Canada Shareholder’s Agreement provides that, for a period of 90 days after the later of (1) the date on which TMI Communications or any other BCE Group Member no longer owns at least 90% of the shares of TerreStar that they owned on June 15, 2006 (or in certain circumstances, shares of Motient received by TMI Communications and its affiliates in exchange for our shares), or the Disposition Date, and (2) July 31, 2008, TMI Communications and every other BCE Group Member then holding shares of TerreStar Canada Holdings have the right, subject to applicable law and regulations, to require TerreStar to either purchase directly, or to designate an eligible purchaser to purchase, all (but not less than all) of TMI Communications’ and every other BCE Group Member’s interests in TerreStar Canada Holdings for a purchase price equal to the greater of (1) the fair market value of such shares on the date of notice of the exercise of such option and (2) the Designated Price for each year from the Disposition Date. If TMI Communications (and every other BCE Group Member) do not exercise their put right within the 90-day period, they may not exercise the right again for a period of two years.

In the event applicable law or Canadian regulatory requirements are amended to allow TerreStar to own a larger equity interest in TerreStar Canada Holdings, TMI Communications or a BCE Group Member will be required to transfer to TerreStar such shares of TerreStar Canada Holdings that it owns as are permitted under the new requirements for an amount equal to the greater of (1) the fair market value of such shares and (2) the Designated Price.

TerreStar and TMI Communications also will each have the right, subject to applicable law and regulations, to purchase directly, or to designate an eligible purchaser to purchase, the other party’s interests in TerreStar Canada and/or TerreStar Canada Holdings at the stated capital of such interests upon the insolvency or bankruptcy of such other party.

Rights and Services Agreement

TerreStar will enter into a non-exclusive Rights and Services Agreement with TerreStar Canada pursuant to which TerreStar Canada will have the right to purchase backup, restoral and emergency spectrum and satellite capacity from TerreStar, as well as various service bureau functions and consulting services, such as technical assistance with the network, billing support and administration services. TerreStar Canada will compensate TerreStar for these services quarterly, based on the total estimated expenses, as determined in accordance with GAAP, anticipated to be incurred by TerreStar in providing these services to TerreStar Canada, plus a margin of 10%. The Rights and Services Agreement will extend for an initial five year term and contains automatic renewal provisions which allow the terms of the agreement to be extended for one or five year terms depending on the service provided. In certain circumstances, such as a breach of contract or insolvency of either party, the Rights and Services Agreement will be subject to early termination by either party.

TMI Guarantee

TerreStar will enter into the TMI Guarantee and Share Pledge Agreement, or the TMI Guarantee, with TMI Communications pursuant to which TMI Communications will guarantee to TerreStar the full and punctual performance of its obligations together with the obligations of TerreStar Canada Holdings and TerreStar Canada, as applicable, under the TerreStar Canada Shareholders’ Agreement, the Rights and Services Agreement, the Satellite Delivery Agreement (as defined below), the IRU Agreement (as defined below) and the TerreStar Canada IP License Agreement (as defined below). TMI Communications’ liability under the TMI Guarantee will be limited to its shareholdings in TerreStar Canada Holdings together with any dividends, distributions or other proceeds related thereto that accrue after an event of default under the TMI Guarantee. The TMI Guarantee does not guarantee payment of any of TerreStar’s debt and does not guarantee that all necessary regulatory approvals will be obtained.

TerreStar Canada Guarantee

TerreStar Canada will execute the TerreStar Canada Guarantee in TerreStar’s favor pursuant to which TerreStar Canada will guarantee to TerreStar the performance of its obligations, together with the obligations of TerreStar Canada Holdings and TMI Communications, under the TerreStar Canada Shareholders’ Agreement and the TMI Guarantee. As security for this guarantee obligation, TerreStar Canada has agreed to grant to TerreStar a security interest in all of its tangible and intangible (to the extent assignable) personal property pursuant to a Security Agreement, or the TerreStar Canada Security Agreement. TerreStar will also have recourse under the TerreStar Canada Security Agreement in the event of breaches under certain of the other Transfer Agreements committed by TerreStar Canada, TerreStar Canada Holdings or TMI Communications.

Other Transfer Agreements

Under certain of the Transfer Agreements, TerreStar will be required to release TMI Communications (and its affiliates) from certain liabilities and provide comprehensive indemnification to TMI Communications (and certain of its related parties including TerreStar Canada) in various instances including, without limitation, with respect to certain tax liabilities associated with the TerreStar Canada joint venture.

Upon (1) the receipt of approval from Industry Canada to the transfer of the Industry Canada approval in principle from TMI Communications to TerreStar Canada, (2) the receipt of approval from the FCC to the transfer of the FCC authorization to TerreStar, TerreStar Canada or TerreStar’s designee and (3) TerreStar’s receipt of all necessary approvals to effect the transfer of TerreStar-1 from TerreStar to TerreStar Canada, TerreStar will enter into a Satellite Delivery Agreement, or the Satellite Delivery Agreement, an Indefeasible Right of Use Agreement, or the IRU Agreement, and an Intellectual Property License Agreement, or the TerreStar Canada IP License Agreement. The following is a description of such agreements.

Satellite Delivery Agreement.    Upon receipt of the requisite approvals, TerreStar will enter into a Satellite Delivery Agreement with TerreStar Canada pursuant to which TerreStar will transfer title to TerreStar-1 to TerreStar Canada. Transfer of title to the satellite to TerreStar Canada will be made at the time that title would otherwise have transferred to TerreStar under its satellite construction contract with Loral. TerreStar will use its commercially reasonable efforts to deliver TerreStar-1 to TerreStar Canada in its assigned orbital slot. TerreStar will also deliver any other satellite deliverables under the construction contract to TerreStar Canada. The purchase price for the transfer of title to TerreStar-1 from TerreStar to TerreStar Canada will be equal to all costs and expenses incurred by TerreStar in connection with the construction and launch of TerreStar-1, including without limitation, financing and insurance costs and any applicable taxes, duties and other fees or charges, plus a margin of 10% on certain of such amounts. It is expected that all amounts payable to TerreStar by TerreStar Canada under the Satellite Delivery Agreement will be offset against any amounts owing by TerreStar to TerreStar Canada under the IRU Agreement as discussed below.

IRU Agreement.    Upon the execution of the Satellite Delivery Agreement and receipt of the requisite approvals, TerreStar will enter into an IRU Agreement with TerreStar Canada pursuant to which TerreStar Canada will lease to TerreStar the balance of the capacity on TerreStar-1, and, if and when operational, the balance of the satellite capacity of any TerreStar Canada replacement satellite system or next-generation satellite system, and the right to use the spectrum capacity and ground facilities associated with TerreStar Canada’s satellite system(s), that is not utilized by TerreStar Canada for the purposes of fulfilling its Canadian regulatory obligations. TerreStar will pay TerreStar Canada for this capacity by (1) an upfront payment payable upon the date that TerreStar-1 becomes fully operational in its assigned orbital slot, such payment to be equal to the amount payable to TerreStar by TerreStar Canada under the Satellite Delivery Agreement plus the amount, if any, incurred by TerreStar Canada in connection with certain satellite system costs, and (2) thereafter, by quarterly payments based on a cost recovery amount basis, where the cost recovery amount is determined based on TerreStar Canada’s total expenses associated with providing such services to us as determined in accordance with Canadian GAAP plus a margin of 10%, provided that such cost recovery amount must be in accordance with TerreStar Canada’s annual business plan and quarterly forecasts to be provided to TerreStar. TerreStar will have the right to offset its payment obligations to TerreStar Canada under the IRU Agreement against amounts otherwise owed by TerreStar Canada to TerreStar. The IRU Agreement will extend for an initial 25-year term and contains automatic renewal provisions which allow the terms of the agreement to be extended for three successive five-year terms. In certain circumstances, the IRU Agreement will be subject to early termination by either party.

TerreStar Canada IP License Agreement.    In connection with both the Rights and Services Agreement and IRU Agreement described above, TerreStar will enter into the TerreStar Canada IP License Agreement with TerreStar Canada pursuant to which, subject to certain limitations, TerreStar will grant to TerreStar Canada a non-exclusive license to use its intellectual property, as owned by TerreStar or licensed from third parties, provided that TerreStar determine such intellectual property is necessary to allow TerreStar Canada to fulfill (1) its obligations in Canada under the Industry Canada approval in principle and (2) its obligations to TerreStar to provide satellite capacity and spectrum capacity under the IRU Agreement. The TerreStar Canada IP License Agreement will remain in effect until the expiration or termination of the Rights and Services Agreement. TerreStar will also have the right to terminate the TerreStar Canada IP License Agreement in the event of the expiration or termination of the IRU Agreement. In certain other circumstances, the TerreStar Canada IP License Agreement will be subject to early termination by either party.

Industry Canada and/or the FCC may require TerreStar to make amendments to the Transfer Agreements as a condition to granting the necessary approvals to transfer the Industry Canada approval in principle to TerreStar Canada or the transfer of the FCC authorization to TerreStar. Further, in the event that TerreStar is unable to effect the relevant Transfer Agreements with TMI Communications, TerreStar Canada and the other parties thereto, TerreStar may need to enter into arrangements with another Canadian owned and controlled entity, so that TMI Communications’ Industry Canada approval in principle will be assigned to, and TerreStar-1 will be transferred to, an entity that satisfies Canada’s telecommunications foreign ownership rules. This would also require TerreStar to negotiate and enter into amendments to the Transfer Agreements.

Regulatory

Overview

The operation of our proposed satellite system and our development of the nationwide ATC portion of our planned network will be regulated to varying degrees at the federal, state, provincial and local levels in both the United States and Canada. In the United States, we will be subject to the rules and regulations of the FCC. In Canada, we will be subject to the rules and regulations of Industry Canada and, to a lesser extent, the CRTC. Various legislative and regulatory proposals under consideration from time to time by the U.S. Congress, the Parliament of Canada, the FCC, Industry Canada and the CRTC have in the past materially affected and may in the future materially affect the communications industry in general, and our proposed wireless business and that of our potential customers and potential strategic partners in particular. We will operate pursuant to various licenses and authorizations or approvals in principle granted or to be granted by the FCC and Industry Canada.

The following is a summary of the significant authorizations, approvals in principle, laws, regulations, policies that will affect the operation of our business:

•	The FCC acts under authority established by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. The FCC also ensures that communications devices comply with a variety of technical requirements. If we violate the terms of our FCC authorizations or the FCC’s rules, we may be subject to fines, forfeitures or (in extreme cases) revocation of our FCC authorizations.

•	Industry Canada acts pursuant to the Radiocommunication Act (Canada) and both Industry Canada and the CRTC act pursuant to the Telecommunications Act (Canada). Industry Canada manages the use and allocation of radio spectrum in Canada through the issuance of radio and spectrum licenses. With respect to its spectrum licensing powers, Industry Canada has the authority to revoke a license for non-compliance with terms and conditions or failure to pay associated spectrum license fees.

•	Our proposed satellite system’s access to spectrum is in part also subject to treaty obligations of the U.S. and Canadian governments, including those contained in the Radio Regulations of the International Telecommunication Union.

As a matter of general regulation by the FCC and Industry Canada, we will be subject to, among other things: payment of regulatory fees; outage reporting requirements; and restrictions on the level of radio frequency emissions of our system’s satellites, user terminals and base stations. In addition, many aspects of regulation at the federal, state, provincial and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal or adopt new laws and administrative regulations and policies.

MSS S-band spectrum authorizations and approvals in principle in Canada and the United States

Industry Canada approval in principle for the TerreStar-1 orbital slot and 2 GHz MSS S-band Spectrum

Industry Canada granted an approval in principle to TMI Communications to construct, launch and operate a satellite at the 111.1 degrees west longitude orbital location for the purposes of providing 2 GHz MSS S-band services in Canada. The Industry Canada approval in principle allows the use of a total of 20 MHz of spectrum within the 2 GHz MSS S-band. This spectrum will be in two 10 MHz blocks, one in the 2000-2020 MHz band for uplink, and the other in the 2180-2200 band for downlink, and must be harmonized with the spectrum assignments in the United States. We have asked Industry Canada for frequency assignments in the 2 GHz MSS S-band that are consistent with our frequency assignment request to the FCC. The Industry Canada approval in principle was issued at a time when there were more than two entities authorized by the FCC to provide 2 GHz MSS S-band in the United States. Therefore, our Industry Canada approval in principle currently indicates that the amount of spectrum assigned to us could be reduced from 20 MHz to 14 MHz if Industry Canada determines that it is necessary to apportion spectrum in order to license other MSS operators in Canada. We have asked Industry Canada to eliminate this particular condition of our approval in principle in order to reflect the fact that there are now only two entities that are authorized by the FCC to provide 2 GHz MSS S-band services in the United States.

The Industry Canada approval in principle requires TMI Communications to meet three milestones: submission of final design specifications for TerreStar-1 for Industry Canada approval by June 15, 2002; signature of contract for the construction of TerreStar-1 by July 15, 2002; and placement of TerreStar-1 into its assigned orbital position by November 30, 2007.

The first two of these milestones have already been satisfied. With respect to the third milestone, we expect the TerreStar-1 satellite to be launched in November 2007. Upon successful launch, the satellite will remain in its assigned orbital position until 2023, the expected end of the satellite’s 15-year design life. Please see “—Our network—Space segment” for additional information about TerreStar-1.

The Industry Canada approval in principle requires us to make fair and reasonable efforts to provide mobile satellite services to all regions of Canada in accordance with the coverage contour described in TMI Communications’ original license application to Industry Canada, to provide certain public institution benefits in Canada, to provide and maintain lawful interception capabilities authorized or required by applicable law and to provide Industry Canada with periodic compliance and traffic reports.

FCC reservation of spectrum in the 2 GHz MSS S-band

Operators of MSS satellites that have been licensed by countries outside the United States may invoke the FCC’s “letter of intent” procedures in order to secure authority to serve the United States. Pursuant to these procedures, TMI Communications applied for, and the FCC has granted, a letter of intent authorization for TMI Communications’ 2 GHz MSS S-band satellite. In a

December 2005 order, the FCC provided TMI Communications a reservation of 10 MHz of uplink spectrum and 10 MHz of downlink spectrum in the 2 GHz MSS S-band. Although the letter of intent authorization contemplates that specific frequencies will not be assigned to us until such time as the satellite reaches its intended orbital location, we have requested that the frequency assignments be made sooner to facilitate the design and implementation of our network. TMI Communications is obligated to assign its FCC spectrum reservations to us. In December 2002, we and TMI Communications jointly applied to the FCC for authority to assign TMI Communications’ 2 GHz MSS S-band authorization to us. The filing recently was amended to reflect the consolidation of the ownership of TerreStar under Motient and the proposed assignment of the Canadian MSS authorization to TerreStar Canada.

The December 2005 order divided all of the available 2 GHz MSS S-band spectrum (40 MHz in total) between two remaining 2 GHz MSS S-band licensees, TMI Communications and ICO. All of the other 2 GHz MSS S-band authorizations had been either surrendered or cancelled by the FCC, and in the December 2005 order the FCC rejected proposals to make recaptured 2 GHz MSS S-band spectrum available to new MSS applicants or to non-MSS services. Several parties have challenged the December 2005 ruling and the cancellation of their 2 GHz MSS S-band authorizations. We cannot predict the outcome of these challenges.

The FCC requires that certain milestones be satisfied in connection with the construction, launch and commencement of operation of satellites it has authorized to serve the United States. In February 2003, the FCC’s International Bureau adopted an order canceling TMI Communications’ 2 GHz MSS S-band authorization due to an alleged failure to enter into a non-contingent satellite construction contract before the specified first milestone date. In June 2004, upon review of the International Bureau’s decision, the FCC agreed to waive aspects of the first milestone requirement applicable to TMI Communications’ S-band authorization, and therefore reinstated that authorization. The FCC also modified the milestone schedule applicable to TMI Communications’ S-band authorization. TMI Communications has certified to the FCC its compliance with the second and third milestones under its MSS authorization. The remaining milestones relate to satellite launch and operation, and are in November 2007 and November 2008, respectively.

Transfer of authorizations

FCC authorization

TMI Communications is obligated, subject to regulatory approval, to assign its FCC spectrum reservations to TerreStar. In December 2002, TMI Communications and TerreStar jointly applied to the FCC for authority to assign TMI Communications’ letter of intent authorization to TerreStar. Certain wireless carriers opposed this assignment application. The International Bureau’s February 2003 order canceling TMI Communications’ 2 GHz MSS S-band authorization also dismissed the assignment application. The FCC’s June 2004 order reinstating TMI Communications’ S-band authorization also reinstated the assignment application. The assignment application is still pending before the FCC and has been amended to reflect certain changes in our ownership and the anticipated assignment of the Canadian MSS authorization to TerreStar Canada.

Since the time that the FCC issued TMI Communications’ MSS authorization, there have been technical changes to the design of TerreStar-1 and a change in the orbital location specified in the Canadian MSS authorization. Application will be made to obtain modification of TMI Communications’ FCC authorization to reflect these changes.

Industry Canada approval in principle

TMI Communications is contractually obligated to assign its Industry Canada approval in principle to TerreStar Canada, or to an entity designated by TerreStar that is eligible under Canadian law to hold the approval in principle. However, these transactions are subject to the prior approval of Industry Canada. See “—Our relationship with TMI Communications and TerreStar Canada.” We anticipate that such approval will be received in the first half of 2007, but we may not receive approval by this date or at all. See “Risk factors—Regulatory risks—The FCC and Industry Canada may not permit TMI Communications to assign its authorization or approval in principle, respectively, to us, and the FCC may not permit the letter of intent authorization to be modified.” In the event that Industry Canada approval is not granted, we may need to enter into arrangements with another Canadian owned and controlled entity so that TMI Communications’ Industry Canada approval in principle can be assigned to, and TerreStar-1 can be transferred to, an entity that satisfies Canada’s telecommunications foreign ownership rules.

ATC regulations in the United States and Canada

ATC operations in the United States

In February 2003, the FCC adopted an order establishing a framework under which MSS operators could apply for authority to use their assigned MSS frequencies to operate an ATC network. The FCC modified these rules on reconsideration in February 2005 and Inmarsat has petitioned for reconsideration of the February 2005 order.

The FCC’s ATC orders established the following five gating criteria for 2 GHz MSS S-band operations using GEO satellites, which are primarily intended to ensure that MSS spectrum continues to be used for satellite service:

•	The MSS ATC applicant must demonstrate that it can provide contiguous satellite coverage of all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

•	The MSS ATC licensee must make mobile satellite services commercially available throughout the mandatory geographic coverage area.

•	The MSS ATC licensee must offer an “integrated” service of MSS and MSS ATC. This requirement can be met by the licensee making available integrated handsets that enables users to communicate both through the satellite system and through the terrestrial network.

•	The MSS ATC licensee must maintain a spare satellite on the ground within one year of commencing operations, must launch it into orbit during the next commercially reasonable launch window following a satellite failure and must report, within ten days of occurrence, any satellite failures, malfunctions or outages that may require satellite replacement. We have exercised our option to procure a spare satellite from Loral. We may need a waiver of the spare satellite gating requirement if we wish to launch TerreStar-2 instead of using it as a ground spare.

•	The only frequencies that may be used for MSS ATC purposes are the licensee’s assigned MSS frequencies.

Please see “—Our network” for additional information about our planned network.

For each MSS band, the FCC has adopted specific technical requirements for ATC operations that are intended to prevent interference to other spectrum users. If ATC operations nevertheless cause harmful interference to other services, the ATC operator is responsible for resolving the interference. We believe that, as a practical matter, these requirements do not limit our network deployment or our ability to meet our business plan.

Authority to operate ATC in Canada

In May 2004, Industry Canada adopted a policy allowing authorized MSS operators in the L-band, 2 GHz MSS S-band and the 1.6/2.4 GHz big LEO band to provide ATC on a no-protection, non-interference basis. Industry Canada’s ATC policy contains gating criteria similar to those of the FCC and requires, among other things, that a service provider’s ATC network be operated as an integral and indefeasible part of an MSS service and that the spectrum it uses for ATC service does not constrain the growth of MSS service offerings. Industry Canada has stated that it intends to develop other technical and operational details applicable to ATC systems in the future. Industry Canada has also stated that it intends to establish license fees for ATC operators through a separate process. We expect that TerreStar Canada will submit an application to Industry Canada for ATC authority in advance of the launch of TerreStar-1.

Additional ATC–related regulatory approvals required

If and when our U.S. 2 GHz MSS S-band authorization has been modified to add ATC authority, we will have blanket authority (subject to limited exception) to operate ATC base stations and ATC user terminals. Before we can provide ATC service on a commercial basis, the manufacturers of ATC user terminals and base stations for our network will need to obtain FCC equipment certification, and in some cases we may need to obtain local zoning approvals for base stations and certification from state public utility commissions. In Canada, similar approvals are required from Industry Canada and coordination with local authorities is required for the siting of base station antennae. Service providers in most other licensed wireless and satellite bands are subject to similar regulatory approval requirements, and we believe that we should be able to fulfill the conditions required for our regulatory approvals.

Band clearing

The 2 GHz MSS S-band and certain adjacent bands are currently occupied by BAS licensees, cable television relay service licensees, local television transmission service licensees, fixed service licensees and certain other licensees. Most, if not all, of those licensees, and especially BAS licensees, will need to relocate their operations to a new band to accommodate 2 GHz MSS S-band and other new entrants. We will have certain obligations to compensate those incumbent licensees for their relocation costs and for the costs of providing “comparable facilities” to them. The level to which we will be required to participate in such reimbursement is uncertain due to a variety of factors. One such factor is that, pursuant to a separate FCC order, Sprint Nextel must relocate incumbent BAS licensees in the 1990-2025 MHz band by September 6, 2007. To the extent that Sprint Nextel complies with its band clearing obligations, 2 GHz MSS S-band entrants, including us, commencing operations after Sprint Nextel has cleared the band would not have to clear the band themselves, but could still have obligations to reimburse Sprint Nextel for certain of their band clearing costs. Whether a 2 GHz MSS S-band entrant will be required to share in certain of Sprint Nextel’s relocation costs will likely depend upon whether that entrant commences operations prior to June 27, 2008. Even if Sprint Nextel bears all costs of relocating incumbent licensees in the 1990-2025 MHz band, we will still likely be responsible for relocating certain incumbent licensees in the 2165-2200 MHz band, although we may have the right to recoup certain costs from wireless entrants in the 2165-2180 MHz band. It is uncertain what these band-clearing costs will be, if any, but they may be significant. In Canada, our operations at the 2 GHz MSS S-band are subject to successful relocation of terrestrial microwave users. Although there are a small number of users in the specific frequency bands that we have requested authority to use, these users must be given a minimum of two years notice by Industry Canada to relocate unless we reach a commercial agreement to move them earlier. A request has been filed with Industry Canada to commence the notification process.

Orbital debris mitigation

The FCC requires satellite licensees to have plans in place for minimizing the possibility of orbital debris during the operational phase of the satellites and in connection with post-mission disposal. TMI Communications has filed an orbital debris mitigation plan with the FCC, and it will be amending the plan when it files for modification of its letter of intent authorization. The amended plan is expected to be responsive to intervening changes in the FCC’s orbital debris mitigation rules. These FCC requirements apply to the holder of an authorization; as such, we will be responsible for complying with this plan once the FCC authorization is assigned from TMI Communications to us.

FCC bond requirements

The FCC requires that licensees of GEO 2 GHz MSS S-band satellites and holders of letter of intent authorizations for GEO 2 GHz MSS S-band satellites post a $3 million bond that will be forfeited if the FCC’s milestones are not satisfied. The amount of the bond may be reduced pro rata as each milestone is completed. The FCC did not require TMI Communications to post a bond in connection with its S-band letter of intent authorization, because the authorization was issued before the bond requirement was adopted. However, the FCC may require that a bond be posted when TMI Communications modifies its letter of intent authorization which we believe would be no more than $1.2 million, as the first three FCC milestones have been met.

Adjacent band PCS operations

In September 2004, the FCC issued an order allowing PCS operation in the 1995-2000 MHz band, which may be adjacent to the 2 GHz MSS S-band frequencies that are ultimately assigned to us. We have commented in the proceedings to establish service rules for the 1995-2000 MHz band. However, the FCC may adopt 1995-2000 MHz band service rules that do not adequately protect S-band operators in the 2 GHz MSS S-band, including us, from adjacent band interference.

Transfers of control—United States

The Communications Act and the FCC’s rules require us to maintain legal as well as actual control over the spectrum that the FCC authorizes us to use. Traditionally, the FCC has determined whether a licensee retains actual control on a case-by-case basis by considering the following factors: use of facilities and equipment; control of daily operations; control and execution of policy decisions, such as preparation and filing of applications with the FCC; control of hiring, supervision and dismissal of personnel; control of payment of financial obligations, including expenses arising out of operation; and receipt of monies and profits from the operations of the facilities.

Just like other licensees, our ability to enter into funding or partnering arrangements may be limited by the requirement that we maintain actual control of our spectrum. If we are found to have relinquished actual control without approval from the FCC, we may be subject to fines, forfeitures or revocation of our licenses.

Foreign ownership restrictions—United States

The Communications Act limits foreign ownership of common carrier radio licenses. These limits are inapplicable to TMI Communications’ 2 GHz MSS S-band letter of intent authorization, because it is a non-common carrier authorization. The limits do apply to our application for blanket authority to operate mobile earth terminals on a common carrier basis, and likely will apply when we file our application for authority to operate ATC user terminals.

Pursuant to these limits, a common carrier radio license may not be held by: (1) a corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives; or (2) a corporation directly or indirectly controlled by another corporation if more than 25% of the controlling corporation’s capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest would be served by the refusal or revocation of such license. Similar limits apply in the case of non-corporate organizations.

With the implementation of the Basic Telecommunications Agreement, which was negotiated under the auspices of the World Trade Organization, or WTO, the FCC presumes that indirect ownership interests in common carrier radio licensees in excess of 25% by non-U.S. citizens or entities from WTO-member countries will serve the public interest. Under our current ownership structure, we would be in compliance with the foreign ownership limits of the Communications Act, as less than 20% of our capital stock is owned by non-U.S. citizens or entities and less than 25% of Motient’s capital stock is owned by non-U.S. citizens or entities. These limits could constrain our ability to seek additional equity funding from sources outside the United States.

Foreign ownership restrictions and transfers of control—Canada

In order for TerreStar Canada to hold the Industry Canada approval in principle that is currently held by TMI Communications, TerreStar Canada will be required to comply with certain restrictions on non-Canadian ownership that are set out in the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). These restrictions require among other things, that: at least 80% of the voting equity of TerreStar Canada be held by Canadians; at least 80% of the board of directors of TerreStar Canada be resident Canadians; at least 66 2/3% of the voting equity of any parent corporation of TerreStar Canada be held by Canadians; and TerreStar Canada cannot be otherwise controlled in fact by non-Canadians.

TerreStar Canada will not be able to assign the Industry Canada approval in principle without the prior approval of Industry Canada. In addition, the prior approval of Industry Canada is required for any material change in the ownership or control of TerreStar Canada.

As of the date hereof, we believe TerreStar Canada is “Canadian owned and controlled” within the meaning of the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). TerreStar itself is not required to comply with the rules on non-Canadian ownership set out in this legislation because it does not operate facilities in Canada that would make it subject to these rules.

The Transfer Agreements are designed to comply with applicable U.S. and Canadian foreign ownership and transfer of control restrictions. Please see ”—Our relationship with TMI Communications and TerreStar Canada” for additional information.

Other applicable U.S. regulations

Common carrier regulation

TMI Communications’ 2 GHz MSS S-band authorization is a non-common carrier authorization. As a result, after the authorization is assigned to us, we will be permitted to provide MSS services on a non-common carrier basis. To the extent that we offer telecommunications for a fee directly to the public, however, we would be subject to common carrier regulation. Our blanket mobile earth terminal license will be a common carrier authorization, and our ATC authorization likely will be as well. Our common carrier services will not be subject to traditional public utility rate-of-return regulation or tariff filings at the federal level, because the FCC has exercised its authority to “forbear” from applying such requirements. In offering common carrier services, we will nevertheless be required to: file various common carrier reports; pay certain FCC regulatory fees that apply to common carriers; file an application for common carrier authority to the extent we wish to provide international services; and seek FCC authority prior to discontinuing any common carrier services. We also may be subject to limited common carrier regulation at the state level, but the Communications Act preempts the states from regulating the entry of or rates charged by providers of commercial mobile services and private mobile services.

Universal service fund

As a provider of interstate telecommunications, we will be required to contribute to the FCC’s universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries and rural health care providers. Under the FCC’s current rules, we would be required to contribute to this fund a percentage of the revenues we derive from providing interstate telecommunications to end users. Currently excluded from a carrier’s universal service contribution base are end user revenues derived from the sale of “information services” and other non-telecommunications services. The FCC is currently conducting a proceeding which will reform the universal service fund contribution methodology. The FCC may not retain the exclusions described herein or its current policy regarding the scope of a carrier’s contribution base. We may also be required to contribute to state universal service programs.

Customer proprietary network information, or CPNI

To the extent we provide telecommunications services, we will be subject to the Communications Act and FCC requirements concerning CPNI. These requirements limit the circumstances in which we can make use of for business purposes, or disclose to third parties, information concerning the usage of our telecommunications services by our customers. Violation of these requirements could subject us to fines or other penalties.

Communications Assistance for Law Enforcement Act, or CALEA

In connection with any telecommunications services that we provide, CALEA will require us to ensure that U.S. law enforcement agencies can intercept certain communications transmitted over our networks. We also will have to ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over our networks. We expect to enter into agreements with the Federal Bureau of Investigation, Department of Justice and Department of Homeland Security regarding U.S. law enforcement agency access to our network. There is no guarantee that we will be able to meet CALEA requirements and U.S. law enforcement agency demands without expense and impact on our network architecture.

Enhanced-911, or E911, service

MSS providers offering interconnected switched voice services are required to establish call centers for the purpose of answering subscriber 911 emergency calls, and are subject to recordkeeping and reporting requirements in connection with the call centers. The FCC is considering the extent to which it is technically feasible to require MSS providers having ATC capabilities to offer E911 functionality for their MSS services, including the ability to automatically locate the position of all transmitting user terminals. The FCC has stated that it expects these providers to take account of E911 considerations in the design stage. If the FCC adopts E911 requirements for MSS providers with ATC capabilities, it could generate added costs and affect our network architecture. We will be required to offer E911 services on our terrestrial component.

Rate integration

Under the “rate integration” provisions in Section 254(g) of the Communications Act and related FCC rules, providers of interstate telecommunications services must charge the same rates for these services in every state and in U.S. territories and possessions, including Puerto Rico and the U.S. Virgin Islands. These requirements do not apply to our commercial mobile services, but would apply if we were to provide fixed interstate telecommunications services.

Other applicable Canadian regulations

CRTC—Regulation of telecommunications services

Companies that own or operate transmission facilities in Canada that are used to provide telecommunications services to the public for compensation are classified as “telecommunications common carriers” under the Telecommunications Act (Canada) and are subject to the regulatory authority of the CRTC. The CRTC has the discretionary power to forbear from exercising certain of its regulatory powers over Canadian carriers where it finds that a telecommunications service or class of services is, or will be, subject to competition sufficient to protect the interests of users. Some Canadian carriers, such as the existing local exchange carriers, are classified by the CRTC as “dominant” in the provision of certain services because of their market power and control over the supply of local services and certain other services. Carriers classified as “non-dominant” by the CRTC are subject to less regulation than dominant carriers and include mobile wireless providers and long distance service providers.

Canada’s universal service or “Contribution” regime

The CRTC has established a revenue-based regime for the payment of “contribution.” Contribution payments are used, in effect, to subsidize local services in high-cost areas in Canada. Under this regime, all telecommunications service providers, or TSPs, are required to pay contribution based on a percentage established by the CRTC on an annual basis (the percentage was 1.03% for 2006 and this rate has also been applied on an interim basis for 2007) of their total “contribution-eligible revenues” for the previous year—that is, their total Canadian telecommunications service revenues, or CTSR, less certain permitted deductions. These permitted deductions include revenues generated from the sale or rental of terminal equipment, revenues from paging services and inter-carrier payments for services purchased from other TSPs. The CRTC has established a minimum revenue threshold that will trigger the obligation to pay contribution.

International licensing regime

Under the Telecommunications Act (Canada), all providers of basic international telecommunications services in Canada are required to hold and keep current a basic international telecommunications service license issued by the CRTC. Such licenses are routinely issued within a few weeks of submitting an application. The CRTC has the authority to suspend or revoke an international telecommunications service license if it believes that the licensee has contravened the Telecommunications Act (Canada), the regulations thereunder or any condition of its license. We intend to apply, and we expect TerreStar Canada will apply, for such licenses before offering telecommunications services to the public.

Customer confidential information

In Canada, the CRTC requires all mobile wireless carriers, including MSS operators, to maintain almost all information relating to their customers in confidence (including customer specific usage data), and limits the circumstances under which this information can be disclosed to third parties. In addition, satellite operators such as TerreStar Canada are subject to the Personal Information Protection and Electronic Documents Act (Canada) which establishes several rules and limitations relating to the collection, use, storage and disclosure of customer information.

E911 service

The CRTC has not specifically addressed the provision of 911 service by MSS providers; however, the CRTC has issued an order that requires all TSPs that offer VoIP-based local telephony services to provide their customers with 911 and E911 service capabilities. In addition, MSS providers that use conventional circuit switched technology are also potentially subject to the 911 and E911 rules that have been established by the CRTC for terrestrial wireless service providers, including the following: the requirement to provide wireless E911 service to wireless subscribers in communities where wireless E911 network access service is available from an ILEC; the requirement to provide continuous staffing of an operations center in order to promptly assist public safety personnel seeking subscriber information in emergency situations; and the requirement to provide notification to customers of any limitations in the wireless provider’s 911 service.

Lawful interception

It is a condition of the Industry Canada 2 GHz MSS S-band approval in principle that TMI Communications provide and maintain lawful interception capabilities as authorized by law. The requirements for lawful interception capabilities are established by the Canadian federal department of Public Safety and Emergency Preparedness. The Canadian federal government has announced on several occasions that it would like to introduce legislation that would impose minimum lawful interception standards on most TSPs. Although legislation to this effect was tabled in the Parliament of Canada in November 2005, Parliament dissolved before the legislation could pass and no new legislation has been tabled since that time.

Properties

TerreStar’s principal executive offices are located at a facility in Reston, Virginia (totaling approximately 22,606 square feet) under a lease that expires on November 28, 2011. We also lease approximately 31,031 square feet in Richardson Park, Texas, for our planned network operations center and engineering laboratory under a lease that expires at the earliest in April 2011, and includes two five-year renewal options. We believe that all of our facilities are in good condition, adequate for our intended use and sufficient for our immediate needs. It is not certain whether we will negotiate new leases as existing leases expire. These determinations will be based on an assessment of our requirements at that time. Furthermore, we believe we can obtain additional space, if necessary, based on prior experience and current real estate market conditions.

Legal proceedings

No legal actions, claims, assessments and other contingencies arising in the ordinary course of our business are pending against us. Our parent company, Motient, is involved in litigation which could have a negative impact on us. See “Risk factors—Risks related to our business—TerreStar’s parent company, Motient, is involved in ongoing litigation, which could have a negative impact on us.”

Employees

As of December 31, 2006, we had 81 employees (excluding contractors), all of whom are located in the United States. Qualified technical personnel are in high demand. We believe that our future growth and success will depend, in part, on our ability to attract, train and retain such personnel. We believe that our relations with our employees are good.